Exhibit 10.1

BUSINESS LOAN AND SECURITY AGREEMENT

dated as of May 4, 2004

by and among

OPINION RESEARCH CORPORATION, ORC INC., MACRO INTERNATIONAL INC.,

ORC PROTEL, INC., SOCIAL AND HEALTH SERVICES, LTD., ORC HOLDINGS, LTD.

and O.R.C. INTERNATIONAL LTD, as Borrowers,

and other Borrower parties hereto from time to time,

CITIZENS BANK OF PENNSYLVANIA and

FIRST HORIZON BANK, as Lenders,

and other Lender parties hereto from time to time,

and

CITIZENS BANK OF PENNSYLVANIA,

as Agent

TABLE OF CONTENTS

CERTAIN DEFINITIONS		1
ARTICLE 1 COMMITMENT		19
1.1.	Maximum Loan Amount	19
1.2.	Use of Proceeds	19
1.3.	Borrowing Base and Maximum Advances	20
1.4.	Advances, Interest and Repayment	21
1.5.	Additional Mandatory Payments	21
1.6.	Field Audits	21
1.7.	Certain Fees	22
1.8.	Appointment of the Parent Company	23
1.9.	Joinder of New Subsidiaries and Affiliates	23
ARTICLE 2 LETTERS OF CREDIT		24
2.1.	Issuance	24
2.2.	Amounts Advanced Pursuant to Letters of Credit	24
ARTICLE 3 SECURITY		25
3.1.	Security Generally	25
3.2.	No Preference or Priority	26
ARTICLE 4 CONDITIONS TO THE LENDERS’ OBLIGATIONS		27
4.1.	Compliance with Law and Agreements; Third Party Consents	27
4.2.	Material Adverse Changes	27
4.3.	Litigation/Bankruptcy	27
4.4.	Opinion of Counsel	27
4.5.	No Default	27
4.6.	Documentation	27
4.7.	Third Party Agreements	27
4.8.	Financial Documents	28
4.9.	Capital Structure	28
4.10.	Security Interests	28
4.11.	Closing Costs and Expenses	28
ARTICLE 5 REPRESENTATIONS AND WARRANTIES		28
5.1.	Corporate Existence and Qualification	28
5.2.	Corporate Authority; Noncontravention	29
5.3.	Financial Position	29
5.4.	Payment of Taxes	29
5.5.	Accuracy of Submitted Information; Omissions	29
5.6.	Government Contracts/Government Subcontracts	30
5.7.	No Defaults or Liabilities	30
5.8.	No Violations of Law	30
5.9.	Litigation and Proceedings	30
5.10.	Security Interest in the Collateral	30
5.11.	Principal Place of Business; Location of Books and Records	31
5.12.	Fiscal Year	31
5.13.	Pension Plans	31

5.14.	O.S.H.A., ADA and Environmental Compliance	32
5.15.	Intellectual Property	33
5.16.	Existing or Pending Defaults; Material Contracts	33
5.17.	Leases and Real Property	33
5.18.	Labor Relations	33
5.19.	Assignment of Contracts	34
5.20.	Contribution Agreement	34
5.21.	Ownership of the Borrowers	34
5.22.	Solvency	34
5.23.	Foreign Assets Control Regulations, Etc.	34
5.24.	Survival of Representations and Warranties	34
ARTICLE 6 AFFIRMATIVE COVENANTS OF THE BORROWERS		35
6.1.	Payment of Loan Obligations	35
6.2.	Payment of Taxes	35
6.3.	Delivery of Financial and Other Statements:	35
6.4.	Maintenance of Records; Review by the Lenders	36
6.5.	Maintenance of Insurance Coverage	36
6.6.	Maintenance of Property/Collateral; Performance of Contracts	37
6.7.	Maintenance of Corporate Existence	37
6.8.	Maintenance of Certain Accounts with the Agent	37
6.9.	Management	37
6.10.	Disclosure of Defaults, Etc.	37
6.11.	Security Perfection; Assignment of Claims Act; Payment of Costs	38
6.12.	Defense of Title to Collateral	39
6.13.	Compliance with Law	39
6.14.	Other Collateral Covenants	39
6.15.	Financial Covenants of the Borrowers	41
6.16.	Landlord Waivers; Subordination	42
6.17.	Substitute Notes	43
6.18.	Interest Rate Contracts	43
ARTICLE 7 NEGATIVE COVENANTS OF THE BORROWERS		43
7.1.	Change of Control; Disposition of Assets; Merger	43
7.2.	Margin Stocks	44
7.3.	Change of Operations	44
7.4.	Judgments; Attachments	44
7.5.	Further Assignments; Performance and Modification of Contracts; etc.	44
7.6.	Affect Rights of the Agent or Lenders	45
7.7.	Indebtedness; Granting of Security Interests	45
7.8.	Dividends; Loans; Advances; Investments and Similar Events	46
7.9.	Lease Obligations	47
7.10.	Term Loan and Subordinated Debt	47
7.11.	Transactions with Affiliates	47
7.12.	Sale and Leaseback Transactions	47
7.13.	Fiscal Year/Accounting Method	47
7.14.	Lockbox Deposits	47
ARTICLE 8 COLLATERAL ACCOUNTS		47
ARTICLE 9 DEFAULT AND REMEDIES		48
9.1.	Events of Default:	48
9.2.	Remedies	50

ARTICLE 10 THE AGENT; AGENCY		52
10.1.	Appointment	52
10.2.	General Nature of Agent’s Duties	52
10.3.	Exercise of Powers	53
10.4.	General Exculpatory Provisions	54
10.5.	Administration by the Agent	54
10.6.	Lenders Not Relying on the Agent or Other Lenders:	55
10.7.	Indemnification	56
10.8.	Agent in its Individual Capacity; Agent’s Commitment	56
10.9.	Holders of Notes	56
10.10.	Successor Agent	56
10.11.	Additional Agents	57
10.12.	Calculations.	57
10.13.	Funding by the Agent	57
10.14.	Benefit of Article	59
ARTICLE 11 CERTAIN ADDITIONAL RIGHTS AND OBLIGATIONS REGARDING THE COLLATERAL		59
11.1.	Power of Attorney	59
11.2.	Lockbox:	60
11.3.	Other Agreements	61
ARTICLE 12 MISCELLANEOUS		61
12.1.	Remedies Cumulative	61
12.2.	Waiver	61
12.3.	Notices:	61
12.4.	Entire Agreement	63
12.5.	Relationship of the Parties	63
12.6.	Waiver of Jury Trial	63
12.7.	Submission to Jurisdiction; Service of Process; Venue	64
12.8.	Changes in Capital Requirements	64
12.9.	Captions	64
12.10.	Modification and Waiver	64
12.11.	Transferability	65
12.12.	Governing Law; Binding Effect	65
12.13.	Gender; Number	65
12.14.	Joint and Several Liability	65
12.15.	Materiality	65
12.16.	Reliance on the Agent	65
12.17.	Taxes	65
12.18.	The Patriot Act	66
12.19.	Counterparts	66

EXHIBITS

Exhibit 1		Request for Advance and Certification
Exhibit 1	(a)	Request for Swing Line Loan Advance
Exhibit 2		LIBOR Election Form and Certification
Exhibit 3		LIBOR Interest Election Procedure and Requirements
Exhibit 4		Borrowing Base/Non-Default Certificate
Exhibit 5		Quarterly Covenant Compliance/Non-Default Certificate

Exhibit 6	Form of Joinder Agreement
Exhibit 7	Pricing Grid
Exhibit 8	Form of Assignment and Acceptance Agreement
Exhibit 9	Form of Landlord Access Letter

SCHEDULES

Schedule A	Approved International Organizations
Schedule B	Approved Non-Cash Charges
Schedule C	Collateral Accounts
Schedule 1	Lender Commitments/Percentages
Schedule 5.3	Financial Position
Schedule 5.6	Material Government Contracts
Schedule 5.7	No Defaults or Liabilities
Schedule 5.9	Litigation and Proceedings
Schedule 5.11	Borrower’s Business Locations
Schedule 5.15 (a)	Intellectual Property
Schedule 5.15(b)	Intellectual Property Royalty Payments
Schedule 5.16(a)	Material Contracts
Schedule 5.16(b)	Contract Litigation
Schedule 5.18	Labor Agreements
Schedule 5.21	Borrower Ownership
Schedule 6.8	Foreign Bank Accounts
Schedule 6.16(a)	Landlord Waivers Not Required
Schedule 6.16(b)	Landlord Waivers Required
Schedule 7.8	Loans, Salary Advances, Etc.

BUSINESS LOAN AND SECURITY AGREEMENT

THIS BUSINESS LOAN AND SECURITY AGREEMENT is executed as of the      day of May, 2004, and is by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank (“Citizens Bank”), acting in the capacity of Lender, Swing Line Lender and as the Agent for the Lenders; (ii) First Horizon Bank, a division of First Tennessee Bank National Association, as Lender, (iii) other “Lender” parties to this Business Loan and Security Agreement from time to time; (iv) Opinion Research Corporation, a Delaware corporation, whose address is 600 College Road East, Suite 4100, Princeton, NJ 08540, ORC Inc., a Delaware corporation, whose address is 600 College Road East, Suite 4100, Princeton, NJ 08540, Macro International Inc., a Delaware corporation, whose address is 11785 Beltsville Drive, Calverton, MD 20705, ORC ProTel, Inc., a Delaware corporation, whose address is 17213 Continental Drive, Lansing, IL 60438, Social and Health Services, Ltd., a Maryland corporation, whose address is 11426 Rockville Pike, Suite 100, Rockville, MD 20852, ORC Holdings, Ltd., an English Company, whose address is Angel Corner House, 1 Islington High Street, London, England N1 9AH, O.R.C. International Ltd., an English Company, whose address is Angel Corner House, 1 Islington High Street, London, England N1 9AH, and each other person or entity hereafter executing a Joinder Agreement pursuant to Section 1.9 of this Agreement (the “Borrowers”).

W  I  T  N  E  S  S  E  T  H    T   H  A  T:

In consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

CERTAIN DEFINITIONS

For the purposes of this Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

“Account Debtor” shall mean any person or entity who is indebted to one (1) or more of the Borrowers for the payment of any Receivable; it being understood and agreed that when computations are being made with respect to amounts due and owing from an Account Debtor such computations shall be made on a contract by contract basis (as opposed to on an Account Debtor basis).

“Accounts” shall mean all the funds and accounts now or hereafter owned or held by a Borrower and all monies, Receivables, Investment Property, Security Entitlements and other property on deposit therein or credited thereto, including without limitation, all “Accounts,” as such term is now or hereafter defined in the UCC, whether now owned or hereafter acquired, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), including any such obligations that may be characterized as an account or contract right by the UCC, (b) all rights in, to and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered in connection with any other transaction (whether or not yet earned by performance), (e) all “health care insurance receivables”, as defined in the UCC and (f) all collateral security of any kind, given by any person or entity with respect to any of the foregoing.

“ADA” shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

“Additional Base Rate Interest Margin” shall have the meaning attributed to such term in the Revolving Facility Notes and in Exhibit 7 attached to this Agreement.

“Additional Libor Interest Margin” shall have the meaning attributed to such term in the Revolving Facility Notes and in Exhibit 7 attached to this Agreement.

“Agency Fee” shall have the meaning assigned to such term in Section 1.7(b) of this Agreement.

“Agent” shall mean Citizens Bank, acting in its capacity as agent for the Lenders, or any successor Agent appointed pursuant to Section 10.10 of this Agreement.

“Agreement” or “Loan Agreement” shall mean this Business Loan and Security Agreement, together with the schedules and exhibits attached hereto, and any and all amendments or modifications of this Business Loan and Security Agreement.

“Allied Documents” shall mean any and all documents, instruments and agreements now or hereafter executed, issued and/or delivered in connection with the Junior Facilities (or either of them).

“Applicable Interest Rate” shall mean either the (i) LIBOR Lending Rate, plus the Additional Libor Interest Margin or (ii) Base Rate, plus the Additional Base Rate Interest Margin, as set forth in the Notes.

“Applicable Laws” shall mean any federal, state or local law, ordinance, statute, rule or regulation to which any Borrower or the property of any Borrower is subject, whether domestic or international.

“Applicable Percentage” shall mean: (i) from and after the date hereof until the date which is one (1) year from the date hereof, seventy-five percent (75%), (ii) from and after the date which is one (1) year from the date hereof until the date which is two (2) years from the date hereof, sixty percent (60%); and (iii) from and after the date which is two (2) years from the date hereof, fifty percent (50%).

“Approved International Organization” shall mean any of the international multilateral organizations listed on Schedule A hereto, or any other international multilateral organization deemed acceptable by the Agent from time to time, in its sole and absolute discretion.

“Asset Coverage Ratio” shall have the meaning attributed to such term in Section 6.15(b) of this Agreement.

“Base Rate” shall mean the higher of the (i) Federal Funds Rate plus one-half of one percent (0.50%) or (ii) the Prime Rate.

“Board” shall have the meaning attributed to such term in the definition of “LIBOR Reserve Percentage”.

“Borrower” and “Borrowers” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing Base/Non-Default Certificate” shall mean a certificate in the form of Exhibit 4 hereto.

“Borrowing Base Deficiency” shall have the meaning attributed to such term in Section 1.3 of this Agreement.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the State of Maryland; (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

“Carryover Year” shall have the meaning attributed to such term in Section 6.15(d) of this Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

“Chattel Paper” shall have the meaning attributed to such term by the UCC, and shall include “electronic chattel paper” and “tangible chattel paper”, as such terms are defined in the UCC, whether now owned or hereafter acquired by a Borrower.

“Citizens Bank” shall mean Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting individually, together with its successors and assigns.

“Closing” shall mean the settlement of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Collateral” shall have the meaning attributed to such term in Article 3 of this Agreement.

“Collateral Accounts” shall have the meaning attributed to such term in Article 8 of this Agreement.

“Commercial Contract” shall mean any written or oral contract to which a Borrower is a party (other than a U.S. Government Contract or U.S. Government Subcontract) which gives rise or may give rise to Receivables.

“Commercial Tort Claims” shall have the meaning attributed to such term by the UCC, and shall include any and all claims now existing or hereafter arising in tort with respect to which (a) the claimant is an organization, or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession, and (ii) does not include damages arising out of personal injury to or death of any individual.

“Commitment Amount” shall mean Thirty-Five Million and No/100 Dollars ($35,000,000.00), or if the maximum aggregate commitment of the Lenders hereunder is reduced pursuant to the terms of this Agreement, such lesser amount.

“Consolidated Net Income” shall mean, for any period of determination, the sum of consolidated gross revenues of the Borrowers for such period, minus all consolidated operating and non-operating expenses (including taxes) of the Borrowers for such period, all as determined in accordance with GAAP.

“Contribution Agreement” shall mean the Contribution Agreement of even date herewith, by and among the Borrowers, and delivered by the Borrowers prior to or simultaneously with their execution and delivery of this Agreement or a Joinder Agreement (as the case may be), together with all Agent-approved amendments and modifications thereof hereafter executed and delivered by the Borrowers.

“Deposit Accounts” shall have the meaning attributed to such term by the UCC, and shall include any demand, time, savings, passbook or similar account from time to time established and maintained with a bank.

“Documents” shall have the meaning attributed to such term by the UCC, and shall include any and all documents of any type and nature whether now owned or hereafter created or acquired.

“EBITDA” shall mean, as of the date of any determination, the consolidated net income of the Parent Company, including all Borrowers and Non-Borrower Subsidiaries, plus interest expense, plus taxes, plus depreciation expense, plus amortization expense, plus any non-cash, non-recurring charges against income approved in writing by the Agent, minus any non-cash gain (to the extent included in determining net income), minus any dividends paid in accordance with Section 7.8(a) of this Agreement to the extent not deducted from net income, all as determined on a rolling four (4) quarter consolidated basis in accordance with GAAP. Additionally, any transaction costs for the closing of the Facilities and any prepayment penalties or other costs related to refinancing the Borrowers’ existing bank debt may be added back to net income in calculating EBITDA.

“Eligible Assignee” shall mean any Lender, an affiliate of any Lender, a Federal Reserve Bank or any other “Qualified Institutional Buyer”, as such term is defined under Rule 144(A), promulgated under the Securities Act of 1933, as amended.

“Eligible Billed Commercial Accounts Receivable” shall mean all Receivables which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower to or for the benefit of an Account Debtor pursuant to a Commercial Contract; (b) have been properly billed; (c) are outstanding less than ninety-one (91) days from the date of original invoice; (d) arise in the ordinary course of the Borrower’s business; (e) are due, owing and not subject to any defense, set-off or counterclaim; ; and (f) are not otherwise Ineligible Receivables.

“Eligible Billed Foreign Accounts Receivable” shall mean all Receivables of ORC Holdings, Ltd and O.R.C. International, Ltd. which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower to or for the benefit of a foreign Account Debtor; (b) are outstanding less than ninety-one (91) days from the date of original invoice; (c) have been properly billed; (d) arise in the ordinary course of the Borrower’s business; (e) are due, owing and not subject to any defense, set-off or counterclaim; ; and (f) are not otherwise Ineligible Receivables.

“Eligible Billed Government Accounts Receivable” shall mean all Receivables arising from Government Contracts (including Government Subcontracts) which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower pursuant to a Government Contract (or Government Subcontract); (b) have been properly billed; (c) are outstanding less than ninety-one (91) days from the date of original invoice; (d) arise in the ordinary course of the Borrower’s business; (e) are due, owing and not subject to any defense, set-off or counterclaim; (f) are not final invoices; and (g) are not otherwise Ineligible Receivables.

“Eligible Unbilled Commercial Accounts Receivable” shall mean all Receivables arising from work actually performed by any Borrower pursuant to a Commercial Contract which (a) are eligible to be billed to the Account Debtor in accordance with the applicable Commercial Contract within sixty (60) days of the “as of” date of the applicable Borrowing Base/Non-Default Certificate (with no additional performance required by any person, and no condition to payment by the Account Debtor, other than receipt of an appropriate invoice); (b) have not been billed to the Account Debtor solely as a result of timing differences between the date the revenue is recognized on such Borrower’s books and the date the invoice is actually rendered; (c) represent revenue recognized on the books of such Borrower not more than ninety (90) days prior to the “as of” date of the applicable Borrowing Base/Non-Default Certificate as it relates to “milestones” (with no additional performance required by any person, and no condition to payment by the Account Debtor; i.e., all necessary written consents and approvals have been obtained, whether in connection with a required contract modification or otherwise); (d) may, in accordance with GAAP, be included as current assets of such Borrower, even though such amounts have not been billed to the Account Debtor; and (e) are not Ineligible Receivables.

“Eligible Unbilled Foreign Accounts Receivable” shall mean all Receivables of ORC Holdings, Ltd and O.R.C. International, Ltd. arising from work actually performed by any Borrower pursuant to a Commercial Contract which (a) are eligible to be billed to the Account

Debtor in accordance with the applicable Commercial Contract within sixty (60) days of the “as of” date of the applicable Borrowing Base/Non-Default Certificate (with no additional performance required by any person, and no condition to payment by the Account Debtor, other than receipt of an appropriate invoice); (b) have not been billed to the Account Debtor solely as a result of timing differences between the date the revenue is recognized on such Borrower’s books and the date the invoice is actually rendered; (c) represent revenue recognized on the books of such Borrower not more than ninety (90) days prior to the “as of” date of the applicable Borrowing Base/Non-Default Certificate as it relates to “milestones” (with no additional performance required by any person, and no condition to payment by the Account Debtor; i.e., all necessary written consents and approvals have been obtained, whether in connection with a required contract modification or otherwise); (d) may, in accordance with GAAP, be included as current assets of such Borrower, even though such amounts have not been billed to the Account Debtor; and (e) are not Ineligible Receivables.

“Eligible Unbilled Government Accounts Receivable” shall mean all Receivables arising from work actually performed by any Borrower pursuant to a Government Contract (including a Government Subcontract) which (a) are eligible to be billed to the Government (or Prime Contractor) in accordance with the applicable Government Contract (or Government Subcontract) within sixty (60) days of the “as of” date of the applicable Borrowing Base/Non-Default Certificate (with no additional performance required by any person, and no condition to payment by the Government (or Prime Contractor), other than receipt of an appropriate invoice); (b) have not been billed to the Government (or Prime Contractor) solely as a result of timing differences between the date the revenue is recognized on such Borrower’s books and the date the invoice is actually rendered; (c) represent revenue recognized on the books of such Borrower not more than ninety (90) days prior to the “as of” date of the applicable Borrowing Base/Non-Default Certificate as it relates to “milestones” (with no additional performance required by any person, and no condition to payment by the Government (or Prime Contractor); i.e., all necessary written consents and approvals have been obtained, whether in connection with a required contract modification or otherwise); (d) may, in accordance with GAAP, be included as current assets of such Borrower, even though such amounts have not been billed to the Government (or Prime Contractor); and (e) are not Ineligible Receivables.

“Equalization Payments” shall have the meaning attributed to such term in Section 10.13(a) of this Agreement.

“Equipment” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

“Event of Default” shall have the meaning attributed to such term in Section 9.1 of this Agreement.

“Excess Cash Event” shall mean (i) any sale or disposition of any of the assets of any Borrower which is (a) not in the ordinary course of business; or (b) prohibited by the terms of this Agreement; (ii) the issuance by any Borrower after the date of this Agreement to parties other than the current shareholders of such Borrower of debt securities or other debt obligations (other than in connection with debt expressly permitted pursuant to Section 7.7 of this Agreement); (iii) the receipt by or on behalf of any Borrower of insurance proceeds (other than insurance recoveries for business interruption loss, workers compensation or damage to tangible property, which (a) with respect to any of the foregoing insurance losses, do not exceed One Million and No/100 Dollars ($1,000,000.00), individually or in the aggregate, and (b) with respect to insurance recoveries for damages to tangible property, are promptly applied toward repair or replacement of the damaged property); (iv) the reversion of any pension plan assets; and/or (v) any other cash revenue recognized by such Borrower other than in the ordinary course of such Borrower’s business resulting in excess cash to a Borrower, including, without limitation, cash proceeds resulting from the issuance of additional equity interests or capital stock by a Borrower.

“Facility” or “Facilities” shall mean the Revolving Facility and/or the Swing Line Facility, individually or collectively, as the context may require.

“Federal Funds Rate” for any day shall mean the rate per annum (rounded upward to the nearest 1/8 of 1%) determined by the Agent to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal Funds transactions arranged by Federal Funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“First Horizon” shall mean First Horizon Bank, a division of First Tennessee Bank National Association.

“Fixed Charge Coverage Ratio” shall have the meaning attributed to such term in Section 6.15(a) of this Agreement.

“Foreign Bank Accounts” shall have the meaning attributed to such term in Section 6.8 of this Agreement.

“GAAP” shall mean generally accepted accounting principles, consistently applied, as in effect from time to time. The parties hereto acknowledge that GAAP may change from time to time, and such changes may affect the calculation of the covenants set forth in Section 6.15 hereof, causing an Event of Default hereunder. If an Event of Default shall occur solely as a result of such changes in GAAP, the parties shall negotiate to achieve a mutually acceptable amendment to the calculation of the breached covenants set forth in Section 6.15.

“General Intangibles” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter created or acquired: all right, title and interest in or under any contract, all “payment intangibles”, as defined in the UCC, customer lists, licenses, copyrights, trademarks, patents, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any trademark or trademark license), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and investment property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents.

“Goods” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and “as-extracted collateral” as defined in the UCC.

“Government” shall mean the United States government, any state government, any local government, any department, instrumentality or any agency of the United States government, any state government or any local government, or any Approved International Organization.

“Government Contract Assignments” shall have the meaning attributed to such term in Section 6.11 of this Agreement.

“Government Contract” and “Government Contracts” shall mean, individually or collectively as the context may require, (i) written contracts between any Borrower and the Government; and (ii) written subcontracts between any Borrower and a Prime Contractor who is providing goods or services to the Government pursuant to a written contract with the Government (a “Government Subcontract”), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the Government Subcontract.

“Government Subcontract” shall have the meaning attributed to such term in the definition of “Government Contract”.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

“Hazardous Wastes” shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

“Hedging Contracts” shall mean interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Borrower and the Agent or a Lender and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” shall mean all liabilities of any and all Borrowers to the Agent or a Lender under Hedging Contracts.

“HMTA” shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.)

“Indebtedness” shall mean, without duplication (a) all obligations of the Borrowers in respect of money borrowed; (b) all obligations of the Borrowers (other than trade debt incurred in the ordinary course of the Borrowers’ business), whether or not for borrowed money, (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) capital lease obligations of the Borrowers; (d) all obligations of the Borrower to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock issued by any Borrower, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (e) each Borrower’s pro rata share of the Indebtedness of any unconsolidated affiliate of such Borrower (including Indebtedness of any partnership or joint venture in which such Borrower is a general partner or joint venturer to the extent of such Borrower’s pro rata share of the ownership of such partnership or joint venture), (f) all obligations of any other person or entity which any Borrower has guaranteed, (g) reimbursement obligations in connection with letters of credit issued for the benefit of any Borrower, and (h) the Obligations.

“Ineligible Receivables” shall mean Receivables which are (i) evidenced by a promissory note or similar instrument; (ii) owed or payable by any Account Debtor if payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor is outstanding for more than ninety (90) days from the date of original invoice (iii) owing from any person that is the subject of any (a) suit, lien, levy or judgment which would or could reasonably be expected to affect the collectibility of said account(s), or (b) bankruptcy, insolvency or a similar process or proceeding; (iv) owing from foreign Account Debtors, but do not constitute

Eligible Billed Foreign Accounts Receivable; (v) unbilled accounts receivable (except as otherwise specified herein); (vi) final invoices arising from Government Contracts; (vii) bonded accounts receivable; or (viii) other Receivables deemed ineligible by the Agent in its sole but reasonable discretion. Additionally, without limiting any other provision of this Agreement, or the discretion of the Agent to deem Receivables ineligible pursuant to any other provision of this Agreement, it is expressly understood and agreed that if any Borrower (I) has been debarred or suspended by the Government, or been issued a notice of proposed debarment or notice of proposed suspension by the Government; (II) is the subject of a Government investigation involving or possibly involving fraud, willful misconduct or other wrongdoing; (III) is a party to any Government Contract or Government Subcontract which has been actually terminated due to such Borrower’s alleged fraud, willful misconduct or any other wrongdoing; (IV) is a party to any Government Contract or Government Subcontract which has been actually terminated for any other reason whatsoever, which could result in liability or expense in excess of One Million and No/100 Dollars ($1,000,000.00); or (V) has been issued a cure notice or show cause notice under any Government Contract or Government Subcontract involving amounts in excess of One Million and No/100 Dollars ($1,000,000.00), and has failed to cure the default giving rise to such cure notice or failed to resolve the matter set forth in the show cause notice (a) within the time period available to such Borrower pursuant to such Government Contract, Government Subcontract and/or such notice, or (b) before the date on which the Government or other contracting party is entitled to exercise its rights and remedies under the Government Contract or Government Subcontract (as a the case may be) as a consequence of such default or matter set forth in the show cause notice, then in any such event, any and all Receivables of such Borrower may, in the sole discretion of the Agent, be deemed and treated as Ineligible Receivables.

“Instrument” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: all certificates of deposit, and all “promissory notes”, as defined in the UCC, and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Interest Expense” shall mean, as of the date of any determination, the Borrowers’ aggregate interest expense for borrowed money (including, without limitation, premiums and interest expense arising from or relating to interest rate protection agreements and original issue discounts), plus the amount of all other interest due (whether paid or not paid) on any indebtedness of each Borrower for the applicable measurement period, all as determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” shall mean, relative to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each Business Day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, relative to any LIBOR Rate Loans, (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement (including, without limitation, Exhibit 3 hereto) and the Notes and ending on (but excluding) the day which numerically corresponds to such date one (1), three (3) or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as available and as the Borrower may select in its notice pursuant to this Agreement (including, without limitation, Exhibit 3 hereto) and the Notes; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one (1), three (3) or six (6) months thereafter, as available and as selected by the Borrower by irrevocable notice to the Agent not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto.

“Inventory” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: all inventory, merchandise, goods and other personal property for sale or lease or which are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter acquired: (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, United States treasury obligations, certificates of deposit, and mutual fund shares; (b) all Securities Entitlements, including the rights to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts; (d) all commodity contracts; and (e) all commodity accounts.

“Issuing Lender” shall mean the Lender issuing a Letter of Credit to any Borrower.

“Joinder Agreement” shall have the meaning attributed to such term in Section 1.9 of this Agreement.

“Junior Facilities” shall have the meaning attributed to such term in Section 4.7 of this Agreement.

“Lender” and “Lenders” shall mean, respectively, each and all of the banking or financial institutions which, as of any date of determination, are (i) “Lender” parties to this Agreement, and/or (ii) otherwise bound by the terms and provisions of this Agreement and the other Loan Documents applicable to any and all Lenders generally, pursuant to an Assignment and Acceptance or any other document, instrument or agreement, in form and substance acceptable to the Agent.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, each and all of the standby letters of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall have the meaning attributed to such term in Section 2.1 of this Agreement.

“Letter of Credit Administration Fee” shall have the meaning attributed to such term in Section 1.7(d) of this Agreement.

“Letter of Credit Rights” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter acquired: any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but specifically excludes any right of a beneficiary to demand payment or performance under a letter of credit.

“Leverage Ratio” shall have the meaning attributed to such term in Section 6.15(c) of this Agreement.

“LIBOR” or “LIBOR Rate” shall mean relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such Interest Period, or as determined by the Agent if such information is not available.

“LIBOR Election Form and Certification” shall mean the form attached as Exhibit 2 hereto.

“LIBOR Rate Loan” shall mean any loan or advance, the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Lending Rate” shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR Reserve Percentage” shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Lien Subordination Agreement” shall mean that certain Lien Subordination Agreement dated the date hereof by and among the Borrowers, Allied Capital Corporation and the Agent.

“Loan” shall mean the loans made by the Lenders to the Borrowers in the aggregate maximum principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00), or so

much thereof as shall be advanced or readvanced from time to time, which are represented by the Facilities, and which shall be evidenced by, bear interest and be payable in accordance with the terms and provisions set forth in the Notes.

“Loan Document” and “Loan Documents” shall mean, respectively, each and all of this Agreement, the Notes, the Stock Security Agreements and each other document, instrument, agreement or certificate heretofore, now or hereafter executed and delivered by any Borrower in connection with the Loan.

“Loan Year” shall mean any twelve (12) month period, commencing on the Closing Date and on each anniversary thereof.

“London Banking Day” shall mean a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Mandatory Payments” shall mean the mandatory payments required to be made on the Loan pursuant to Section 1.5 of this Agreement.

“Material Adverse Effect” shall mean any set of facts or circumstances resulting in a material adverse change to any Borrower’s business, property, profits, condition (financial or otherwise), or the ability of any Borrower to perform its obligations under this Agreement or any other Loan Document.

“Material Contract” shall mean any and all contracts or agreements to which the Borrower is a party and pursuant to which the Borrower is or may be (a) entitled to receive payments in excess of One Million and No/100 Dollars ($1,000,000.00), in the aggregate, per annum, or (b) obligated to make payments or have any other obligation or liability thereunder (direct or contingent) in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate, per annum.

“Maximum Borrowing Base” shall have the meaning attributed to such term in Section 1.3 of this Agreement.

“Net Cash” shall mean cash proceeds (net of cash taxes paid and reasonable and customary costs paid to unrelated and unaffiliated third parties in connection with a particular transaction) arising from any Excess Cash Event.

“Non-Borrower Subsidiaries” shall mean, collectively, ORC Korea, Ltd., ORC Teleservice Corp., Opinion Research Corporation, S.A. de C.V., ORC International Holdings, Ltd. and ORC Telecommunications Ltd.

“Note” and “Notes” shall mean, respectively, each and all of the promissory notes executed, issued and delivered pursuant to this Agreement, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

“Obligation” and “Obligations” shall mean, respectively, any and all obligations or liabilities of any Borrower to any Lender or the Agent (including any and all obligations or liabilities with respect to outstanding Letters of Credit) in connection with the Loan, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise.

“Ordinary Course Payments” shall mean payments made directly by a Borrower to any non-Borrower subsidiary or affiliate; provided that such payments are made (i) in the ordinary course of such Borrower’s business, (ii) for products actually delivered or services actually performed, and (iii) pursuant to an “arm’s length” transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party).

“O.S.H.A.” shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

“Parent Company” shall mean Opinion Research Corporation, a Delaware corporation, and its successors and assigns.

“Participating Lender” shall have the meaning attributed to such term in Section 12.11(b) of this Agreement.

“Patriot Act” shall mean the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), as amended.

“Pension Plan” or “Pension Plans” shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

“Percentage” shall mean with respect to each Lender, the percentage set forth next to such Lender’s name on Schedule 1 to this Agreement in respect of the Revolving Facility Commitment Amount and/or the Swing Line Commitment Amount (as the context may require), as the same may be modified or amended from time to time.

“Permitted Liens” shall mean: (a) liens for taxes which are not yet due and payable or which are being contested in good faith and by appropriate proceedings, which (i) the Borrower has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Agent and/or the Lenders in any part of the Collateral; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, incurred in the ordinary course of business; (c) liens securing secured indebtedness of the Borrowers permitted by Section 7.7 of this Agreement; (d) cash deposits pledged to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business; (e) mechanics’, workmen’s, repairmen’s, warehousemen’s, vendors’ or carriers’ liens or other similar liens; provided that such liens arise in the ordinary course of the Borrowers’ business and secure sums which are not past due, or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord’s liens on the Borrower’s tangible personal property located in such Borrower’s demised premises; (g) zoning or other similar and customary land use restrictions, which do not materially impair the use or value of any Collateral or property of any Borrower; (h) judgment liens which are not prohibited by Section 7.4 of this Agreement; (i) other liens expressly permitted by the terms and provisions of this Agreement; (j) liens securing purchase money indebtedness to the extent such indebtedness is expressly permitted pursuant to Section 7.7(a) of this Agreement; and (k) liens in favor of the Agent.

“Prime Contractor” shall mean any person or entity (other than a Borrower) which is a party to any Government Subcontract.

“Prime Rate” shall mean the rate of interest from time to time established and publicly announced by Citizens Bank as its prime rate, in Citizens Bank’s sole discretion, which rate of interest may be greater or less than other interest rates charged by Citizens Bank to other borrowers and is not solely based or dependent upon the interest rate which Citizens Bank may charge any particular borrower or class of borrowers.

“Proceeds” shall have the meaning attributed to such term by the UCC or other applicable law, and, in any event, shall include, but shall not be limited to, any and all of the following, whether now owned or hereafter acquired: (i) any and all proceeds of, or amounts (in any form whatsoever, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (iii) any claim against third parties (a) for past, present or future infringement of any patent or patent license, or (b) for past, present or future infringement or dilution of any copyright, copyright license, trademark or trademark license, or for injury to the goodwill associated with any trademark or trademark license, (iv) any recoveries against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (v) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged stock, and (vi) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease, license, exchange or other disposition of the Collateral).

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).

“Receivables” shall mean all of the Borrowers’ present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements, contribution rights and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business the Borrowers conduct, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

“Releases” shall have the meaning attributed to such term in Section 5.14(c) of this Agreement.

“Request for Advance and Certification” shall mean the form Request for Advance and Certification attached as Exhibit 1 hereto.

“Required Lenders” shall mean all of the Lenders who at any given time, are not in default under or in breach of any of the terms and conditions of this Agreement applicable to such Lender, and who hold Notes or participation interests representing, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the Revolving Facility Commitment Amount (excluding the Swing Line Commitment Amount).

“Revolving Facility Notes” shall mean each and all of the promissory notes executed, issued and delivered in connection with the Revolving Facility, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

“Revolving Facility” shall mean the revolving credit facility being extended pursuant to this Agreement on the basis of Eligible Billed Government Accounts Receivable, Eligible Billed Commercial Accounts Receivable, Eligible Billed Foreign Accounts Receivable and the Applicable Percentage of the sum of Eligible Unbilled Government Accounts Receivable, Eligible Unbilled Commercial Accounts Receivable and Eligible Unbilled Foreign Accounts Receivable, in the maximum principal amount of Thirty-five Million and No/100 Dollars ($35,000,000.00), with a sub-limit of Five Million and No/100 Dollars ($5,000,000.00) for Letters of Credit.

“Revolving Facility Commitment Amount” shall mean Thirty-five Million and No/100 Dollars ($35,000,000.00), or if such amount shall be reduced pursuant to this Agreement, such lesser amount.

“Revolving Facility Commitment Fee” shall have the meaning attributed to such term in Section 1.7(b) of this Agreement.

“Revolving Facility Maturity Date” shall mean May     , 2007 or such earlier date on which the Obligations have been accelerated and declared immediately due and payable in accordance with the terms of this Agreement and/or applicable law.

“Security Entitlements” shall have the meaning attributed to such term by the UCC, and shall include any and all Security Entitlements whether now owned or hereafter created or acquired.

“Stock Security Agreements” shall mean each and all of the five (5) separate Stock Security Agreements dated the date hereof, executed by the Parent Company, ORC, Inc., Macro International Inc., Social & Health Services, Ltd. and ORC Holdings, Ltd., as pledgor/debtor, and the Agent, as secured party, together with any and all other stock security agreements hereafter executed and delivered by any Borrower as security for repayment of the Loan, and any and all amendments and/or modifications of any of the foregoing stock security agreements.

“Subordinated Debt” shall have the meaning attributed to such term in Section 4.7 of this Agreement.

“Subordinated Debt Subordination Agreement” shall mean that certain Subordination Agreement dated the date hereof by and among the Borrowers, Allied Capital Corporation and the Agent.

“Subordination Agreements” shall mean collectively, the Lien Subordination Agreement and the Subordinated Debt Subordination Agreement.

“Supporting Obligations” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now owned or hereafter acquired: any and all letter of credit rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Swing Line Commitment Amount” shall mean Five Million and No/100 Dollars ($5,000,000.00).

“Swing Line Commitment Period” shall mean the period commencing on the Closing Date and ending on the Swing Line Termination Date.

“Swing Line Facility” shall mean the swing line credit facility being extended pursuant to this Agreement, in the original maximum principal amount equal to the Swing Line Commitment Amount.

“Swing Line Lender” shall mean Citizens Bank.

“Swing Line Loan” or “Swing Line Loans” shall have the meaning attributed to such terms in Section 1.1(b) of this Agreement.

“Swing Line Note” shall mean that certain Swing Line Promissory Note of even date herewith, made by the Borrowers and payable to the order of the Swing Line Lender, in the maximum principal amount of Five Million and No/100 Dollars ($5,000,000.00) or so much thereof as shall be advanced or readvanced, together with all extensions, renewals, modifications, replacements and substitutions thereof or therefor.

“Swing Line Outstanding Amounts” shall mean, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

“Swing Line Termination Date” shall mean the fifth (5th) Business Day prior to the Revolving Facility Maturity Date, or such earlier date on which the Swing Line Lender shall have elected, in its sole and absolute discretion, to terminate the Swing Line Facility.

“Term Loan” shall have the meaning attributed to such term in Section 4.7 of this Agreement.

“Total Debt” shall mean the actual amount of borrowed money (including, without limitation, subordinated debt, capital leases and synthetic leases that remain unpaid or outstanding on the “as of” date of any determination), plus the aggregate amount of any and all financial guarantees and the face amount of any and all outstanding letters of credit (except that outstanding loans under the Facilities will be the thirty (30) day average balance of the Facilities for the thirty (30) day period immediately preceding the “as of” date of the calculation).

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Maryland; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Maryland, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UK Borrowers” shall mean ORC Holdings, Ltd., an English Company and O.R.C. International Ltd., an English Company.

“Unused Fee” shall have the meaning attributed to such term in Section 1.7(c) of this Agreement.

INTERPRETIVE PROVISIONS

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and “Subsection”, “Section”, “Schedule” and “Exhibit” references are to this Agreement unless otherwise specified.

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d) The article, section and paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(e) This Agreement and the other Loan Documents are the result of negotiations among all parties hereto, and have been reviewed by counsel to the Agent, the Borrowers and the Lenders, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Agent or the Lenders merely because of the Agent’s or Lenders’ involvement in their preparation.

ARTICLE 1

COMMITMENT

1.1. Maximum Loan Amount.

(a) Subject to the terms and conditions of this Agreement, (i) each Lender severally agrees to make the Loan to the Borrowers (except for the Swing Line Loan, which shall be extended only by the Swing Line Lender), with the maximum amount of each Lender’s obligation being equal to the Lender’s Percentage of the Commitment Amount; and (ii) as set forth more fully in Section 1.1(b) below, the Swing Line Lender will make the Swing Line Loan to the Borrowers. The Loan, including the Swing Line Loan, shall bear interest and be payable in accordance with the terms and provisions of and be initially evidenced by three (3) promissory notes, two (2) of which shall evidence the Revolving Facility and one (1) of which shall evidence the Swing Line Facility. Concurrent with the Borrowers’ execution of this Agreement, Citizens Bank shall receive (x) a revolving promissory note in the maximum principal amount of Twenty Five Million and No/100 Dollars ($25,000,000.00) or so much thereof as shall be advanced or readvanced, and (y) the Swing Line Note, and First Horizon shall receive a revolving promissory note in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00) or so much thereof as shall be advanced or readvanced; and

(b) Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make swing line loans (each, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrowers from time to time during the Swing Line Commitment Period, in the aggregate principal amount at any one time outstanding not to exceed Five Million and No/100 Dollars ($5,000,000.00) and in advance increments of One Hundred Thousand and No/100 Dollars ($100,000.00); provided, however, that at no time may the aggregate outstanding principal amount of the Swing Line Loans, plus the aggregate outstanding principal amount of the Revolving Facility (including the aggregate face amount of all Letters of Credit outstanding), exceed the Commitment Amount. During the Swing Line Commitment Period, the Borrowers may use the Swing Line Facility by borrowing, repaying Swing Line Loans in whole or in part (in minimum increments of One Hundred Thousand and No/100 Dollars ($100,000.00)), and reborrowing, all in accordance with the terms of this Agreement. At the request of the Swing Line Lender, the Agent may, at any time, on behalf of the Borrowers (which hereby irrevocably direct the Agent to act on their behalf) request each Lender having a Percentage of the Revolving Facility, including the Swing Line Lender, to make, and each such Lender, including the Swing Line Lender, shall make an advance under the Revolving Facility, in an amount equal to such Lender’s Percentage of the Revolving Facility, of the amount of the Swing Line Outstanding Amounts as of the date such request is made. In such event, each such Lender shall make the requested proceeds available to the Agent for the account of the Swing Line Lender in accordance with the funding provisions set forth in this Agreement. The proceeds of the Revolving Facility advanced pursuant to this Section 1.1(b) shall be immediately applied to repay the Swing Line Outstanding Amounts.

1.2. Use of Proceeds. The Loan shall be used by the Borrowers only for the following purposes: (a) for working capital, general corporate needs and letters of credit; (b) to refinance certain existing Indebtedness of the Borrowers; and (c) to finance Lender-approved costs and expenses incurred by the Borrowers in connection with the Closing. Each Borrower agrees that it will not use or permit the Loan proceeds to be used for any other purpose without the prior written consent of the Agent.

1.3. Borrowing Base and Maximum Advances. Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, it is understood and agreed that in no event whatsoever shall the Lenders (including the Swing Line Lender) be obligated to advance any amount or issue any Letter of Credit hereunder if such advance or the issuance of such Letter of Credit would cause the aggregate amount of outstanding Loans (including Swing Line Outstanding Amounts), plus the face amount of all outstanding Letters of Credit, to exceed the lesser of:

(i)	the Commitment Amount; or

(ii)	the aggregate of (the “Maximum Borrowing Base”):

A.	eighty-five percent (85%) of Eligible Billed Government Accounts Receivable; plus

B.	eighty-five percent (85%) of Eligible Billed Commercial Accounts Receivable; plus

C.	eighty-five percent (85%) of Eligible Billed Foreign Accounts Receivable; plus

D.	the Applicable Percentage of the sum of Eligible Unbilled Government Accounts Receivable, Eligible Unbilled Commercial Accounts Receivable and Eligible Unbilled Foreign Accounts Receivable.

All determinations regarding the eligibility of any Receivable(s) (billed or unbilled) shall be made by the Agent in its sole but reasonable discretion; it being understood however, that at no time shall the availability from Eligible Billed and Unbilled Foreign Accounts Receivable be greater than twenty percent (20%) of the Maximum Borrowing Base. Assets acquired after the Closing Date by any Borrower other than in the ordinary course of business of such Borrower shall only be included in the calculation of the Maximum Borrowing Base with the Agent’s prior written consent.

In the event that the amount outstanding under the Revolving Facility (including the face amount of Letters of Credit and Swing Line Outstanding Amounts) exceeds any of the limitations set forth in this Section 1.3 (such excess being referred to herein as a “Borrowing Base Deficiency”), the Borrowers shall, within two (2) Business Days of the occurrence of such Borrowing Base Deficiency, make a principal payment in the amount of such deficiency so as to be in compliance with this Section 1.3. For purposes of calculating the Maximum Borrowing Base, such calculation shall be made based upon the immediately preceding Borrowing Base Certificate, as such calculation may be adjusted pursuant to this Agreement.

1.4. Advances, Interest and Repayment.

(a) Agreement to Advance and Readvance; Procedure. So long as no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Lenders (and the Swing Line Lender, as the case may be) shall advance and readvance the proceeds of the Revolving Facility and the proceeds of the Swing Line Facility (as applicable) from time to time in accordance with this Agreement. Requests for advances with respect to the Revolving Facility shall be in the form attached as Exhibit 1 hereto, and requests for advances with respect to the Swing Line Facility shall be in the form attached as Exhibit 1(a) hereto. Requests for advances of Loan proceeds with respect to the Revolving Facility and the Swing Line Facility may be made via facsimile on any given Business Day if the Borrowers provide the Agent, in advance, with a written list of the names of the specific officers authorized to request disbursements by facsimile. Upon request by the Agent, the Borrowers shall confirm, in an original writing, each facsimile request for advance made by any Borrower. Notwithstanding the foregoing, (i) the Lenders shall have no obligation to make any advance with respect to the Revolving Facility after the Revolving Facility Maturity Date; and (ii) the Swing Line Lender shall have no obligation to make any advance with respect to the Swing Line Facility after the Swing Line Termination Date.

(b) Interest Rate Election; Certain Advance Procedures and Limits. Amounts advanced in connection with the Loan shall bear interest either on a Base Rate basis or LIBOR basis, as more fully set forth in the Notes and in the exhibits attached to this Agreement. Advances bearing interest on a Base Rate basis shall be in minimum and incremental amounts of One Hundred Thousand Dollars ($100,000.00), and shall be made available on a same-day basis, if requested by 12:00 Noon Washington, D.C. time on any Business Day. Advances bearing interest on a LIBOR basis shall be in minimum amounts of Five Hundred Thousand and No/100 Dollars ($500,000.00) and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available not less than three (3) Business Days after request therefor. The Borrowers’ right to request LIBOR based interest, as well as certain additional terms, conditions and requirements relating thereto, are set forth in the Notes and in the exhibits attached to this Agreement, and each Borrower expressly acknowledges and consents to such additional terms and provisions.

(c) Repayment. All sums advanced in connection with the Loan shall be repaid in accordance with the terms of the Notes and the other Loan Documents.

1.5. Additional Mandatory Payments. In addition to all other sums payable by the Borrowers pursuant to any of the Notes, this Agreement or any other Loan Document, the Borrowers shall also make mandatory payments on the Notes (applied first to Swing Line Outstanding Amounts (if any), and then to amounts outstanding under the Revolving Facility, as provided herein below), in the amount of one hundred percent (100%) of the cash proceeds (net of reasonable and customary costs (including taxes and repayment of applicable purchase money indebtedness) paid to unrelated and unaffiliated third parties in connection with the particular transaction) arising from any Excess Cash Event.

1.6. Field Audits. The Agent has the right at any time and in its sole discretion to conduct field audits with respect to the Collateral and each Borrower’s accounts receivable,

inventory, business and operations. All field audits shall be at the cost and expense of the Borrowers; it being understood and agreed that, in the absence of an Event of Default, the Borrowers’ shall only be required to pay for field audit costs and expenses with respect to one (1) field audit conducted during any twelve (12) month period (excluding, however, any field audits conducted by the Agent: (i) pursuant to Section 1.9 of this Agreement in connection with the joinder of a new “Borrower” hereunder, (ii) in connection with the acquisition by any Borrower of new assets not in the ordinary course of business of such Borrower, or (iii) prior to the Closing hereunder, the costs and expenses of all of which shall be paid by the Borrowers). Additionally, any and all field audits conducted following an Event of Default shall be at the Borrowers’ cost and expense, with the foregoing limitation on field audit costs and expense being inapplicable.

1.7. Certain Fees. In addition to principal, interest and other sums payable pursuant to the Notes, the Borrowers shall pay the following fees:

(a) Upfront Fee. Simultaneously with the execution of this Agreement, the Borrowers shall pay to the Agent, for the benefit of all Lenders pro-rata based on each Lender’s Percentage, an upfront fee in the aggregate amount of One Percent (1%) of the Commitment Amount.

(b) Agency Fee. The Borrowers shall pay to the Agent, for its own account, an annual agency fee (the “Agency Fee”), in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) per annum. The Agency Fee shall be due and payable in full on the date of this Agreement and on each anniversary of the date of this Agreement.

(c) Unused Fee. So long as any amounts remain outstanding in connection with the Revolving Facility, or the Lenders have any obligation to make any advance or issue any Letters of Credit in connection therewith, the Borrowers agree to pay to the Agent, for the benefit of all Lenders pro-rata based on each Lender’s Percentage, an annual unused fee (the “Unused Fee”), at a rate of one-half of one percent (0.50%) per annum, calculated on the difference between (i) the Revolving Facility Commitment Amount, and (ii) the average daily outstanding principal balance of the Revolving Facility during the applicable calendar year (including the aggregate face amount of all issued and outstanding Letters of Credit and any Swing Line Outstanding Amounts). The Unused Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, shall be due for any calendar year in which the Revolving Facility is available to the Borrowers or outstanding (for all or any portion of such calendar year), and shall be payable in arrears, with payments commencing on June 30, 2004, and continuing on the last Business Day of each and every calendar quarter thereafter so long as this Agreement remains in effect.

(d) Letter of Credit Fees. With respect to each Letter of Credit issued pursuant to this Agreement: (i) the Borrowers shall pay to the Issuing Lender its customary issuance and administrative charges (the “Letter of Credit Administration Fee”) with respect to the issuance and administration of any Letters of Credit, as such issuance and administrative charges are in effect from time to time, due and payable in full, in advance, on the date the Letter of Credit is issued or amended; (ii) the Borrowers shall pay to the Issuing Lender on a quarterly basis, in advance, a fronting fee of one eighth of one percent (0.125%) of the face amount of each Letter of Credit issued; and (iii) the Borrowers shall pay to the Agent, quarterly, in advance, for the account of the Lenders, a Letter of Credit fee with respect to unfunded, outstanding Letters of Credit, which fee shall be in an annual amount equal to the Additional LIBOR Interest Margin, multiplied by the face amount of each Letter of Credit outstanding as of the first day of the quarter for which the fee is being paid; such fee to be calculated on the basis of the actual number of days in the immediately succeeding quarter and a three hundred sixty (360) day year.

(e) Out-of-Pocket Fees and Expenses. The Borrowers shall be liable for and shall timely pay all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Agent, and of other special and local counsel and other experts, if any, engaged by the Agent) from time to time incurred by the Agent in connection with the administration of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Borrowers shall be liable for all of the Agent’s out-of-pocket costs and expenses associated with any and all amendments, waivers and/or consents relating to any of the Facilities.

1.8. Appointment of the Parent Company. Each Borrower acknowledges that (i) the Lenders have agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the “Borrower” or “Borrowers” under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Parent Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower’s behalf, each Request for Advance and Certification, Borrowing Base/Non-Default Certificate and all other Loan Documents or other materials provided or to be provided to the Agent or any Lenders pursuant to this Agreement or in connection with the Loan. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Agent. Upon request of the Agent, each Borrower shall execute, acknowledge and deliver to the Agent a form Power of Attorney confirming and restating the power-of-attorney granted herein.

1.9. Joinder of New Subsidiaries and Affiliates. Any present or future subsidiary (other than the Non-Borrower Subsidiaries) of any Borrower in which such Borrower now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty percent (50%) shall, unless waived in writing by the Agent, execute and deliver to the Agent (a) a Joinder Agreement in the form attached as Exhibit 6 hereto (a “Joinder Agreement”), pursuant to which such subsidiary or affiliate shall (i) join in and become a party to this Agreement and the other Loan Documents; (ii) agree to comply with and be bound by the terms and conditions of this Agreement and all of the other Loan Documents; and (iii) become a “Borrower” and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the Loan Documents; and (b) such other documents, instruments and agreements as may be reasonably required by the Agent in connection therewith (including, without limitation, an opinion of counsel), in form and substance acceptable to the Agent and its counsel in all respects. The Borrowers acknowledge and agree that the Agent shall have the right, at the Borrowers’ cost and expense, to perform a field audit of the accounts receivable, inventory, business and operations of any present or future subsidiary or affiliate proposed to be joined as a “Borrower” hereunder.

ARTICLE 2

LETTERS OF CREDIT

2.1. Issuance. The Borrowers and Lenders acknowledge that from time to time the Borrowers may request that Citizens Bank issue or amend Letter(s) of Credit. Subject to the terms and conditions of this Agreement, and any other reasonable requirements for letters of credit normally and customarily imposed by Citizens Bank, Citizens Bank agrees to issue such requested Letters of Credit, provided that no Event of Default has occurred and is continuing, and no act, event or condition which with notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing. If any such Letter(s) of Credit are issued by Citizens Bank, each of the Lenders shall purchase from Citizens Bank a risk participation with respect to such Letter(s) of Credit in an amount equal to such Lender’s Percentage of such Letter(s) of Credit. Citizens Bank shall have no obligation to issue any Letter of Credit which has an expiration date beyond the Revolving Facility Maturity Date, unless the Borrowers shall have deposited with Citizens Bank, concurrent with the issuance of any such Letter of Credit, cash security therefor in an amount equal to the face amount of the Letter of Credit. Any request for a Letter of Credit shall be made by a Borrower submitting to the Agent an Application and Agreement for Letter of Credit or Amendment to Letter of Credit (each being herein referred to as a “Letter of Credit Application”) on Citizens Bank’s standard form, at least three (3) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required, which Letter of Credit Application shall be executed by a duly authorized officer of a Borrower, and be accompanied by such other supporting documentation and information as the Agent may from time to time reasonably request. Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit, except to the extent inconsistent with the terms of this Agreement. It is understood and agreed that Letters of Credit shall not be issued for durations of longer than one (1) year. Any outstanding Letter of Credit may be renewed from time to time; provided that (i) at least sixty (60) days’ prior written notice thereof shall have been given by the Borrower to the Agent; and (ii) no default or Event of Default exists under the terms and provisions of the particular Letter of Credit or this Agreement.

2.2. Amounts Advanced Pursuant to Letters of Credit. Upon the issuance of any Letter(s) of Credit (i) any amounts drawn under any Letter of Credit shall be deemed advanced ratably under the Revolving Facility Notes, shall bear interest and be payable in accordance with the terms of the Revolving Facility Notes and shall be secured by the Collateral (in the same manner as all other sums advanced under the Revolving Facility Notes); and (ii) each Lender shall purchase from Citizens Bank such risk participations in the Letter(s) of Credit as shall be necessary to cause each Lender to share the funding obligations with respect thereto ratably in accordance with its particular Percentage. It is expressly understood and agreed that all obligations and liabilities of the Borrowers to Citizens Bank in connection with any such Letter(s) of Credit shall be deemed to be “Obligations,” and the Agent shall not be required to release its security interest in the Collateral until (i) all Notes and all other sums due to the Lenders in connection with the Loan have been paid and satisfied in full, (ii) all Letters of Credit have been canceled or expired, and (iii) no Lender has any further obligation or responsibility to make additional Loan advances or issue additional Letters of Credit. Furthermore, in no event whatsoever shall Citizens Bank have any obligation to issue any Letter of Credit which would cause the face amount of all then outstanding Letters of Credit issued for the benefit of any or all Borrowers, in the aggregate, to exceed Five Million and No/100 Dollars ($5,000,000.00), at any time.

ARTICLE 3

SECURITY

3.1. Security Generally. As collateral security for the Loan and all other Obligations, the Borrowers hereby grant and convey to the Agent, for the benefit of the Lenders ratably, a security interest in all of the following (collectively, the “Collateral”):

Receivables. All of each Borrower’s right, title and interest in and to any and all present and future Accounts, contracts, contract rights, Chattel Paper, General Intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business each Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of Inventory;

Inventory. All of each Borrower’s right, title and interest in and to any and all Inventory and Goods now or hereafter owned by each Borrower, whenever acquired and wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials now or hereafter owned by each Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property now or hereafter constituting Inventory;

Other Collateral. All of each Borrower’s right, title and interest in and to any and all Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights and Supporting Obligations, whether any of the foregoing shall be now owned or hereafter acquired by such Borrower, together with all of each Borrower’s present and future furniture, fixtures, Equipment, machinery, supplies and other assets (other than stock, as below provided) and personal property of every type or nature whatsoever, including without limitation, all of each Borrower’s present and future inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification;

Stock. All of each Borrower’s right, title and interest in and to the issued and outstanding capital stock of any subsidiary, in each case, whether common and/or preferred, and whether now or hereafter issued or outstanding and whether now or hereafter acquired by the Borrowers, together with all voting or other rights appurtenant thereto, including, without limitation, the right to receive all dividends and/or distributions, and all proceeds thereof, pursuant to the terms and conditions of the Stock Security Agreements;

Leases. All of each Borrower’s present and future right, title and interest in and to any and all leases, occupancy agreements, subleases, contracts, licenses, agreements and other understandings of or relating to the use, enjoyment and occupancy of real property or any improvements thereon.

Records. All of each Borrower’s right, title and interest in and to any and all records, documents and files, in whatever form, pertaining to the Collateral; and

Proceeds, Etc. Any and all Proceeds of the foregoing, whether cash or non-cash proceeds, and all increases, substitutions, replacements and/or additions to any or all of the foregoing.

Notwithstanding the foregoing, the above described grant and conveyance shall not be deemed to include the grant and conveyance of (A) any Government Contract or Commercial Contract, which by its terms or applicable law may not be conveyed; it being understood, however, that in any such situation(s), the Agent’s security interest shall include (i) the entirety of each Borrower’s right, title and interest in and to all accounts receivable and all other Proceeds directly or indirectly arising from such Government Contract or Commercial Contract, and (ii) all other rights and interests which any Borrower may lawfully convey to the Agent; (B) any stock of a foreign corporation in excess of sixty-five percent (65%) of all of the issued and outstanding stock of such foreign corporation; (C) motor vehicles titled in the name of any Borrower; and (D) any property acquired by a Borrower in the ordinary course of such Borrower’s business which is subject to a purchase money security interest permitted pursuant to this Agreement.

3.2. No Preference or Priority. It is expressly understood and agreed that each of the Notes shall be secured without preference or priority; it being the intention of the parties that the Notes shall be co-equal and coordinate in right of payment of principal, interest, late charges and other sums due thereunder.

ARTICLE 4

CONDITIONS TO THE LENDERS’ OBLIGATIONS

The initial performance of the Lenders’ obligations under this Agreement shall be subject to the following conditions, any or all of which may be waived by the Agent:

4.1. Compliance with Law and Agreements; Third Party Consents. The Lenders shall be reasonably satisfied that (i) the Loan shall be in full compliance with all legal requirements, (ii) all regulatory and third party consents and approvals required to be obtained have been obtained, and (iii) the Borrowers shall have performed all agreements theretofore to be performed by the Borrowers.

4.2. Material Adverse Changes. There shall have been no material adverse change in (i) the business, assets, properties, prospects or condition (financial or otherwise) of any Borrower, between the date of the most recent financial statement(s) delivered to the Lenders and the Closing Date or (ii) the government contracting status of any Borrower with respect to the United States government or any department or agency thereof.

4.3. Litigation/Bankruptcy. There shall be no pending or threatened litigation by any entity (private or governmental) with respect to the Loan or any documentation executed in connection therewith (except for such litigation disclosed to and not objected to by the Agent and the Lenders prior to Closing), nor shall there be any litigation, bankruptcy or other proceedings which the Agent and the Lenders’ believe, in their good faith judgment, could reasonably be expected to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Borrowers on a going forward basis.

4.4. Opinion of Counsel. The Agent shall have received an opinion of Borrowers’ counsel with respect to each of the Borrowers, in form and substance satisfactory to the Agent and its counsel in all respects.

4.5. No Default. There shall exist no Event of Default, and no act, event or condition shall have occurred which with notice or the lapse of time, or both, would constitute an Event of Default.

4.6. Documentation. The Agent shall have received the following: (i) all of the Loan Documents executed by a duly elected officer of each Borrower, (ii) an initial Borrowing Base/Non-Default Certificate, and (iii) such financial statements, projections, certificates of good standing, corporate resolutions, government contract assignments, UCC financing statements, opinions, certifications, schedules to be attached to this Agreement and such other documents, instruments and agreements as may be reasonably required by the Lenders or the Agent, each in such form and content and from such parties, as the Agent shall require (including, without limitation, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act). All documentation relating to the Loan and all related transactions must be satisfactory in all respects to the Agent, the Lenders and their respective counsel.

4.7. Third Party Agreements. The Borrowers shall have delivered to the Agent copies of executed documents pursuant to which Allied Capital Corporation has agreed to extend to the Borrowers (i) a term loan (the “Term Loan”) of Ten Million and No/100 Dollars ($10,000,000.00); and (ii) subordinated debt (the “Subordinated Debt”) of Twelve Million and No/100 Dollars ($12,000,000.00). The Subordinated Debt and Term Loan must be fully funded at the time of the Closing of the Loan and are herein collectively referred to as the “Junior

Facilities”. The interest rate, term, repayment schedule, terms of subordination and all other terms, conditions and requirements of the Junior Facilities (and all documentation related thereto, including the Subordination Agreements) must be satisfactory to the Agent and Lenders in all respects; it being understood that the Term Loan may be secured by a second lien security interest in the Borrower’s assets and the Subordinated Debt may be secured by a springing stock pledge, which shall not come into being (or have any force or effect) until all of the Obligations shall have been paid and satisfied in full, and the Lenders have no further obligation to advance funds hereunder.

4.8. Financial Documents. The Agent shall have received the following: (i) pro forma projections (for three (3) years) showing (a) covenant compliance coverage levels satisfactory to the Agent and Lenders in all respects as of the Closing Date; and (b) excess borrowing availability as of the Closing Date, in an amount satisfactory to the Agent and Lenders in all respects; and (ii) a pre-closing field audit with respect to the Collateral and each Borrower’s accounts receivable, inventory, business, property, assets, liabilities, condition (financial or otherwise) and operations. All of the foregoing must be satisfactory in all respects to the Agent and the Lenders.

4.9. Capital Structure. The overall capital structure of the Borrowers must be satisfactory to the Agent and the Lenders in all respects.

4.10. Security Interests. The Borrowers shall have executed and delivered all documentation the Agent deems necessary or appropriate for the perfection of any liens granted to the Agent or Lenders pursuant to this Agreement or any other Loan Document.

4.11. Closing Costs and Expenses. The Borrowers shall have paid all fees payable to the Agent and/or the Lenders, plus all closing costs and expenses incurred by the Agent in connection with the transactions contemplated hereby, including, without limitation, all recording costs.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce the Agent and Lenders to enter into this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:

5.1. Corporate Existence and Qualification. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation referenced in the preamble of this Agreement, with all corporate power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may in the future be conducted. Each Borrower has only one jurisdiction of incorporation/formation. Each Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The corporate name of each Borrower set forth in this Agreement and the other Loan Documents (including, without limitation, all UCC-1 financing statements relating to the Collateral) is accurate in all respects, and such corporate name is identical to the corporate name of record with such Borrower’s jurisdiction of incorporation or formation.

5.2. Corporate Authority; Noncontravention. The execution, delivery and performance of the obligations of each Borrower set forth in this Agreement, the Notes and the other Loan Documents (i) have been duly authorized by all necessary corporate and/or stockholder action; (ii) do not require the consent of any governmental body, agency or authority; (iii) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower’s Articles/Certificate of Incorporation, By-laws or other corporate formation documents, as applicable, any Material Contract, or any order or regulation of any governmental authority or arbitration board or tribunal; and (iv) except as expressly permitted by the terms and provisions of this Agreement, will not result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

5.3. Financial Position. The financial statements listed on Schedule 5.3 hereto, copies of which have been delivered to the Lenders, present fairly the financial condition of the Borrowers as of the date thereof and the results of the Borrowers’ operations for the periods indicated therein, were prepared in accordance with GAAP, are true and accurate in all respects, and are not misleading in any respect. All material liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the dates thereof to the extent they are required to be shown or disclosed in accordance with GAAP. There has been no material adverse change in (i) the business, property or condition (financial or otherwise) of the Borrowers, taken as whole, since the date of its most recent financial statements listed on Schedule 5.3 or (ii) the government contracting status of any Borrower with respect to the United States government or any department or agency thereof.

5.4. Payment of Taxes. Each Borrower has filed all tax returns and reports required to be filed by it with the United States Government, all state and local governments and/or all foreign federal, state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Agent’s or the Lenders’ interests in any Collateral.

5.5. Accuracy of Submitted Information; Omissions. As of the date furnished, all documents, certificates, information, materials and financial statements furnished or to be furnished to any Lender or the Agent pursuant to this Agreement or otherwise in connection with the Loan (i) are true and correct in all material respects; (ii) do not contain any untrue statement of a material fact; and (iii) do not omit any material fact necessary to make the statements contained therein or herein not misleading. No Borrower is aware of any fact which has not been disclosed to the Agent in writing which materially adversely affects, or so far as any Borrower can now reasonably foresee, could materially adversely affect, the properties, business, profit or condition (financial or otherwise) of the Borrowers, taken as a whole, or the ability of any Borrower to perform its obligations set forth in this Agreement or any other Loan Document.

5.6. Government Contracts/Government Subcontracts. No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, and no Borrower is a party to any pending, or to any Borrower’s knowledge threatened, suspension, debarment, termination for default or show cause requirement by the Government or other adverse Government action or proceeding in connection with any Government Contract or Government Subcontract. All Government Contracts which have a remaining term of twelve (12) months or longer and a remaining value of Five Million and No/100 Dollars ($5,000,000.00) or more are listed on Schedule 5.6 hereto.

5.7. No Defaults or Liabilities. No Borrower is in default of any obligation, covenant or condition contained in any Material Contract which would entitle the other party thereto to exercise remedies thereunder (excluding those defaults pursuant to which the other party thereto has made a monetary claim for less than Five Hundred Thousand and No/100 Dollars ($500,000.00)). Additionally, except for the matters disclosed on Schedule 5.7 hereto, there is no litigation, legal or administrative proceeding or investigation pending against any Borrower, and no litigation, legal or administrative proceeding or investigation has been threatened against any Borrower, which has not been disclosed to the Agent and the Lenders in writing and which involves amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) or which could prejudice, in any material respect, the Agent’s or any Lender’s rights or remedies under any Loan Document.

5.8. No Violations of Law. No Borrower is in violation of any Applicable Laws, except for such violations which could not reasonably be expected to have a Material Adverse Effect; no Borrower has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each Borrower has conducted its business and operations in compliance with all Applicable Laws, except in each case, for such failures or non-compliances which could not reasonably be expected to have a Material Adverse Effect.

5.9. Litigation and Proceedings. Except for the matters set forth on Schedule 5.9 attached hereto, no action, suit or proceeding against or affecting any Borrower is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which involves the possibility of any judgment or liability in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) and is not fully covered by insurance, subject to any applicable deductible. No Borrower is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

5.10. Security Interest in the Collateral. Each Borrower is the sole legal and beneficial owner of the Collateral owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens and other liens expressly permitted by the terms and provisions of this Agreement. The security interests and liens granted by each Borrower to the Lender pursuant to this Agreement and the other Loan

Documents constitute valid and enforceable security interests in and liens on each item of the Collateral of the type or nature which may be made subject to a security interest under the UCC, subject to no other liens other than Permitted Liens. Upon execution of this Agreement, and subject to the filing of UCC-1 financing statements containing a description of the Collateral and naming the Borrowers as debtors in the appropriate jurisdictions as determined by applicable law, the security interests and liens granted by each Borrower to the Lender pursuant to this Agreement (i) constitute perfected security interests in all Collateral of the type or nature in which a security interest may be perfected by filing, recording or registering a financing statement in the United States pursuant to the UCC, and (ii) shall be superior to and prior to any other lien on any of such Collateral, other than Permitted Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and liens, other than the filing of continuation statements in accordance with applicable law. The Borrowers have provided written landlord waivers from each lessor/landlord of any premises occupied by any Borrower to the extent required pursuant to Section 6.16 of this Agreement. Each such landlord waiver subordinates any statutory, contractual or other lien the lessor/landlord may have in any of the Collateral to the lien, operation and effect of the lien being granted to the Agent and the Lenders pursuant to this Agreement and the other Loan Documents.

5.11. Principal Place of Business; Location of Books and Records. Each Borrower maintains its principal place of business and the office where it keeps its books and records with respect to Receivables at the address set forth in the preamble of this Agreement. Set forth on Schedule 5.11 hereto is a list of each Borrower’s business locations as of the Closing Date, and all places where Collateral is located. The locations set forth on Schedule 5.11 hereto denoted with an asterisk reflect all locations where fixed assets of a Borrower are valued in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00). Each Borrower agrees to notify the Agent in writing at least ten (10) days prior to any change in its principal place of business, or any change in the location of the office where it keeps its books and records with respect to accounts and contract rights, or any change of or addition to the locations where any Collateral is or will be located.

5.12. Fiscal Year. Each Borrower’s fiscal year ends on December 31.

5.13. Pension Plans.

(a) The present value of all benefits vested under all “employee pension benefit plans”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), from time to time (individually, a “Pension Plan” and collectively, the “Pension Plans”) maintained by the Borrowers (other than the UK Borrowers) did not, as of December 31, 2003, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

(b) No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or a non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code;

(c) No Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no “reportable events” (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after June 30, 1974; and

(d) No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

5.14. O.S.H.A., ADA and Environmental Compliance.

(a) Each Borrower (other than the UK Borrowers) is in compliance with, and its facilities, business assets, property, leaseholds and equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act (“O.S.H.A.”), the Americans with Disabilities Act (“ADA”), the Environmental Protection Act, RCRA and all other applicable environmental and handicapped access laws, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

(b) each Borrower (other than the UK Borrowers) has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, except to the extent that the failure to have such a certificate, license or permit could not reasonably be expected to have a Material Adverse Effect; and

(c) (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to herein as “Releases”) of Hazardous Substances at, upon, under or within any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower (other than the UK Borrowers); (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower (other than the UK Borrowers); (iii) no real property owned, or to the actual knowledge of any Borrower, premises leased, by any Borrower (other than the UK Borrowers) has ever been used by any Borrower (and to the best of each Borrower’s knowledge, any other person) as a treatment, storage or disposal facility for Hazardous Waste; and (iv) no Hazardous Substances are present on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower (other than the UK Borrowers), except for such quantities of Hazardous Substances as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations, and as are necessary or appropriate for the operation of the business of the Borrowers (other than the UK Borrowers), except, in each case, to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower (other than the UK Borrowers), for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Agent and Lenders from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys’ fees arising from or in connection with (x) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any Borrower (other than the UK Borrowers) (including, without limitation, any property or premises now or hereafter owned or leased by any Borrower (other than the UK Borrowers)), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (y) any Borrower’s violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).

5.15. Intellectual Property. All material patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, tradenames, trade secrets and licenses necessary for the conduct of the business of each Borrower are (i) owned or utilized by such Borrower, (ii) valid and, except with respect to licenses, have been duly registered or filed with all appropriate governmental authorities, and (iii) listed on Schedule 5.15(a) hereto. Except as disclosed in Schedule 5.15(a) hereto, there is no objection or pending challenge to the validity of any such patent, trademark, copyright, tradename, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto; except as disclosed in Schedule 5.15(b) hereto, no Borrower pays any royalty to anyone in connection with any patent, trademark, copyright, tradename, trade secret or license; and each Borrower has the right to bring legal action for the infringement of any such patent, trademark, copyright, tradename, trade secret or license.

5.16. Existing or Pending Defaults; Material Contracts. All Material Contracts are listed on Schedule 5.16(a) hereto. Except as set forth on Schedule 5.16(b) attached hereto, no Borrower is aware of any pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any Borrower arising from or related to any Material Contract.

5.17. Leases and Real Property. No Borrower owns any real property. All leases and other agreements under which any Borrower occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower party thereto and, to the Borrowers’ best knowledge, are the binding obligations of and legally enforceable against, the other parties thereto. All necessary governmental approvals, if any, have been obtained for each such lease or agreement, and there have been no threatened cancellations thereof or outstanding disputes with respect thereto.

5.18. Labor Relations. There are no strikes, work stoppages, grievance proceedings, union organization efforts or other material controversies pending, or to any Borrower’s knowledge, threatened or reasonably anticipated, between any Borrower and (i) any current or former employee of any Borrower or (ii) any union or other collective bargaining unit representing any such employee. Each Borrower has complied and is in compliance with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18 hereto, there are no collective bargaining agreements, employment agreements between any Borrower and any of its employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower. The consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any person or entity.

5.19. Assignment of Contracts. No existing Government Contract or other Material Contract of any Borrower (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity (other than in favor of the Agent for the benefit of the Lenders ratably and to Allied Capital Corporation in connection with the Term Loan).

5.20. Contribution Agreement. The Contribution Agreement is in full force and effect, has not been modified, altered or amended in any respect whatsoever (other than to add a new Borrower party thereto from time to time), and no Borrower is in default thereunder.

5.21. Ownership of the Borrowers. As of the date of this Agreement, all of the issued and outstanding capital stock of each Borrower, other than the Parent Company, is owned by either the Parent Company or another Borrower, except as described on Schedule 5.21 hereto.

5.22. Solvency. After giving effect to the transactions contemplated by the terms and provisions of this Agreement, (i) each Borrower owns property (including, without limitation, the Borrower’s rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Borrower’s Indebtedness (including contingent debts), (ii) each Borrower was and is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) each Borrower had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

5.23. Foreign Assets Control Regulations, Etc. No Borrower, nor any of their subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§1 et seq.), as amended. No Borrower, nor any of their subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Borrowers (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions or is otherwise associated, with any such blocked person.

5.24. Survival of Representations and Warranties. All representations and warranties made herein shall survive the making of the Loan and shall be deemed remade and redated as of the date of each advance, readvance or request therefor, and with respect to (i) those representations and warranties qualified by a “materiality” standard, shall be true and correct in all respects as of the date of such advance, readvance or request therefor, and (ii) those representations and warranties not expressly qualified by a “materiality” standard, shall be true and correct in all material respects as of the date of such advance, readvance or request therefor; provided, however that the Borrowers shall not be deemed to have remade or redated any representation or warranty to the extent that such representation and warranty expressly related solely to an earlier date. Notwithstanding the foregoing, the Borrowers will not be deemed to have breached a remade and redated representation and warranty (a) with respect to those changes in facts and circumstances which are expressly permitted by the terms of this Agreement; or (b) if the Borrowers have previously disclosed to the Agent in writing that they are unable to remake and redate any such representation and warranty and such inability does not constitute or give rise to a default or an Event of Default under this Agreement or any other Loan Document.

ARTICLE 6

AFFIRMATIVE COVENANTS OF THE BORROWERS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Agent and Lenders that:

6.1. Payment of Loan Obligations. Each Borrower will duly and punctually pay all sums to be paid to the Lenders and the Agent in accordance with the terms and provisions of the Loan Documents, and will comply with, perform and observe all of the terms and provisions thereof.

6.2. Payment of Taxes. Each Borrower will promptly pay and discharge when due all federal, state and other governmental (including foreign) taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Agent’s or the Lenders’ interests in any Collateral.

6.3. Delivery of Financial and Other Statements. The Borrowers shall deliver to the Agent and the Lenders financial and other statements, each of which shall, unless otherwise expressly set forth below to the contrary, be prepared in accordance with GAAP consistently applied (provided, however, that any interim statements required hereunder may be prepared without footnotes and shall be subject to normal and customary year-end adjustments), as follows:

(a) on or before the ninetieth (90th) day following the close of each fiscal year, the Parent Company will submit to the Agent and the Lenders annual audited and unqualified consolidated financial statements, which shall be accompanied by consolidating schedules and draft or issued management letters (within thirty (30) days of the delivery of such letters to the Borrowers) and such consolidated financial statements shall be certified by an independent certified public accountant acceptable to the Agent;

(b) on or before the forty-fifth (45th) day following the close of each fiscal quarter, the Parent Company will submit to the Agent and the Lenders (i) internally prepared consolidated financial statements, reporting the Borrowers’ current financial position and the results of their operations for the quarter then ended and year-to-date, and including a comparison of such results to the then current budget, (ii) internally prepared contract backlog/revenue summary reports, and (iii) a Quarterly Covenant Compliance/Non-Default Certificate in the form attached as Exhibit 5 hereto, each of which shall be in form and substance satisfactory to the Agent in all respects and certified by the Parent Company pursuant to a certificate executed on its behalf by the Parent Company’s Chief Financial Officer or another duly authorized executive officer of the Parent Company;

(c) on or before the thirtieth (30th) day following the close of each fiscal month end, the Parent Company will submit to the Agent and the Lenders a Borrowing Base/Non-Default Certificate in the form attached as Exhibit 4 hereto, accompanied by detailed current aged billed and unbilled accounts receivable reports, each of which shall be certified by the Parent Company pursuant to a certificate executed on its behalf by the Parent Company’s Chief Financial Officer or another duly authorized executive officer of the Parent Company;

(d) promptly, but in all events within three (3) Business Days after the filing of all public filings, disclosure statements and/or registration statements with the Securities and Exchange Commission or any state agency or department regulating securities (or any other person or entity, pursuant to the rules and/or regulations of the Securities and Exchange Commission or any state agency or department regulating securities), the Borrowers will submit to the Agent and the Lenders copies of all such documents distributed to or filed with the Securities and Exchange Commission or such other regulatory agency;

(e) on or before the one hundred twentieth (120th) day following the close of each calendar year, the Parent Company will submit to the Agent and the Lenders pro forma consolidated and consolidating budgets, certified by the Parent Company pursuant to a certificate executed on its behalf by the Parent’s Chief Financial Officer or another duly authorized executive officer of the Parent Company; and

(f) promptly upon the request of the Agent or any Lender, the Borrowers will provide to the Agent and the Lenders such other information and/or reports relating to each Borrower’s business, operations, properties or prospects as the Agent and/or Lenders may from time to time request at their sole discretion, provided, however, that in the absence of an Event of Default, neither the Agent or Lenders will impose any additional periodic reporting requirements, other than those set forth above.

6.4. Maintenance of Records; Review by the Lenders. Each Borrower will maintain at all times proper books of record and account in accordance with GAAP, consistently applied, and, subject to any applicable confidentiality and secrecy requirements imposed by any Government agency, will permit the Agent’s and Lenders’ officers or any of the Agent’s or Lenders’ authorized representatives or accountants to visit and inspect each Borrower’s offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of any Borrower, all at such reasonable times during normal business hours (and so long as no Event of Default has occurred hereunder, upon reasonable notice to such Borrower), and as often as the Agent or Lenders may desire.

6.5. Maintenance of Insurance Coverage. Each Borrower will maintain in effect fire and extended coverage insurance, public liability insurance, business interruption insurance, worker’s compensation insurance and insurance on the Collateral and each of its properties, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Agent, and will furnish to the

Agent certificates evidencing such continuing insurance. The Agent, for the benefit of the Lenders, shall be named as loss payee on all hazard and casualty insurance policies by means of a standard noncontributory mortgagee clause and as an additional insured on all liability insurance policies (other than with respect to worker’s compensation insurance). All insurance policies shall also provide for (i) not less than thirty (30) days written notice to the Agent prior to expiration, cancellation or reduction in coverage; and (ii) waiver of subrogation (other than with respect to worker’s compensation insurance).

6.6. Maintenance of Property/Collateral; Performance of Contracts. Each Borrower will at all times maintain the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Agent’s officers or authorized representatives to visit and inspect the Collateral and each Borrower’s tangible property at such reasonable times during normal business hours, as and when the Agent deems necessary or appropriate. Each Borrower shall perform all obligations under all contracts to which it is a party, including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply with all laws, rules and regulations governing the execution, delivery and performance thereof, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect.

6.7. Maintenance of Corporate Existence. Each Borrower will maintain its corporate existence and will provide the Agent with evidence of the same from time to time upon the Agent’s request.

6.8. Maintenance of Certain Accounts with the Agent. Except for the bank accounts described on Schedule 6.8 hereto (the “Foreign Bank Accounts”) each Borrower will maintain its primary operating accounts, including all primary depository accounts (time and demand), disbursement accounts and collection accounts, with the Agent. Additionally, any and all funds on deposit from time to time in any Foreign Bank Account which exceed the U.S. Dollar equivalent of One Million Five Hundred Thousand British Pounds Sterling (1,500,000), as of any date of determination, shall, unless otherwise approved by the Agent, be wire transferred, within one (1) Business Day, to the Collateral Accounts.

6.9. Management. Each Borrower will notify the Agent and the Lenders in writing of a change of any of its corporate executive officers or directors within ten (10) days of the date of any such change.

6.10. Disclosure of Defaults, Etc.

(a) Promptly upon the occurrence thereof, each Borrower will provide the Agent and the Lenders with written notice of any Event of Default, or any act, event, condition or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the Agent and the Lenders in writing of any condition, act, event or occurrence which comes to such Borrower’s attention that would or could reasonably be expected to prejudice the Agent’s or any Lender’s rights in connection with any Material Contract, the Collateral, this Agreement, any Note or any other Loan Document, including, without limitation, the details of any pending or threatened suspension, debarment or other governmental action or proceeding, any pending or threatened litigation, and any other legal or administrative proceeding or investigation pending or threatened against any Borrower, including the entry of any judgment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) or lien (other than a Permitted Lien) against any Borrower, its assets or property. Additionally, the Borrowers agree to provide written notice to the Agent and Lenders within five (5) days of the date on which any obligation of a Borrower for the payment of borrowed money, whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof.

(b) If, at any time after the Closing Date, any Borrower shall receive any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by the Government, any Prime Contractor or by any person or entity acting for or on behalf of the Government or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Agent, the Agent’s counsel and each Lender within three (3) Business Days of such Borrower’s receipt thereof. Furthermore, if any Borrower shall issue, give or deliver to the Government, any Prime Contractor or any person or entity acting for or on behalf of the Government or such Prime Contractor any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Agent, the Agent’s counsel and each Lender concurrent with the Borrower’s issuance or delivery thereof to the Government, such Prime Contractor or any person or entity acting for or on behalf of the Government or such Prime Contractor. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Agent, the Agent’s counsel and each Lender pursuant to this Section 6.10 contains any information deemed “classified” by the Government and/or the dissemination of any such information to the Agent, the Agent’s counsel and each Lender would result in the Borrowers violating any Applicable Law, then the Borrowers shall deliver to the Agent, the Agent’s counsel and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more than) detail as can be included therein without violating any Applicable Law.

6.11. Security Perfection; Assignment of Claims Act; Payment of Costs. The Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Agent or Lenders pursuant hereto or pursuant to any other Loan Document. On or before the date which is thirty (30) days from the date of any Government Contract hereafter entered into, extended or renewed by one or more Borrowers, such Borrower(s) shall execute all documents necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the “Government Contract Assignments”) in connection with each such Government Contract; it being understood and agreed, however, that no Government Contract Assignment shall be required for any Government Contract which has a remaining value of less than Five Million and No/100 Dollars ($5,000,000.00), or a remaining term of less than twelve (12) months (with no option to extend).

All costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the preparation, execution, delivery and administration of Government Contract Assignments shall be borne solely by the Borrowers. Additionally, the Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders’ income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

6.12. Defense of Title to Collateral. The Borrowers will at all times defend the Lenders’, the Agent’s and the Borrowers’ rights in the Collateral, subject to the Permitted Liens, against all persons and all claims and demands whatsoever, and will, upon request of the Agent (i) furnish such further assurances of title as may be required by the Agent, and (ii) do any other acts necessary to effectuate the purposes and provisions of this Agreement, or as required by law or otherwise in order to perfect, preserve, maintain or continue the interests of the Agent and/or Lenders in any Collateral.

6.13. Compliance with Law. Each Borrower will conduct its businesses and operations in compliance in all material respects with (i) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (ii) the provisions of its charter documents, by-laws or similar corporate formation documents, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders and judgments.

6.14. Other Collateral Covenants.

(a) The Borrowers will, at their own expense, make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such lists, descriptions and designations of Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments, and take such further steps relating to the Collateral and other property or rights covered by the interests hereby granted which the Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interests in any Collateral.

(b) The Borrowers shall promptly notify the Agent in writing if, at any time, any issuer of uncertificated securities, securities intermediary or commodities intermediary has issued or holds, or will issue or hold, any financial assets or commodities to or for the benefit of any Borrower, and the Borrowers shall use commercially reasonable efforts to obtain authenticated control letters from such issuer or intermediary, in form and substance reasonably satisfactory to the Agent, within ten (10) days of the Agent’s demand therefor.

(c) If any Borrower is or becomes the beneficiary of a letter of credit in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), such Borrower shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify the Agent thereof and, following the Agent’s request, enter into a tri-party agreement with the Agent and the issuer and/or confirmation bank with respect to all Letter of Credit Rights in connection with such letter of credit, assigning such Letter of Credit Rights to the Agent and directing all payments thereunder to an account designated by the Agent, which tri-party agreement shall be in form and substance reasonably satisfactory to the Agent.

(d) The Borrowers shall promptly take all steps necessary to grant the Agent control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(e) The Borrowers hereby irrevocably authorize the Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements, amendments and continuations thereto that (i) describe Collateral (x) as all assets of the Borrowers or words of similar effect (other than assets expressly excluded from the description of Collateral herein), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code in such jurisdiction, or (y) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement, continuation or amendment, including (I) whether any Borrower is an organization, the type of organization and any organization identification number issued to such Borrower, and (II) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Agent promptly upon request. The Borrowers also ratify their authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements, continuations thereof or amendments thereto if filed prior to the Closing Date.

(f) The Borrowers shall promptly, and in any event within three (3) Business Days after the same is acquired by any Borrower, notify the Agent of any Commercial Tort Claim (as defined in the UCC) with a value in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) acquired by a Borrower and unless otherwise consented to by the Agent, such Borrower shall enter into a supplement to this Agreement, granting to the Agent a security interest in such Commercial Tort Claim.

(g) If any Borrower retains possession of any Chattel Paper or Instruments with the Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Citizens Bank of Pennsylvania, as Agent.”

(h) No Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the date hereof without the prior written consent of the Agent.

(i) Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Agent and agrees that it will not do so without the prior written consent of the Agent, except as may be permitted pursuant to Section 9-509(d)(2) of the UCC.

6.15. Financial Covenants of the Borrowers. So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply with each of the financial covenants set forth below.

(a) Fixed Charge Coverage Ratio. The Borrowers and the Non-Borrower Subsidiaries will maintain on a consolidated basis a Fixed Charge Coverage Ratio of: (i) not less than 1.15 to 1.00 for each fiscal quarter through the fiscal quarter ending June 30, 2005; and (ii) not less than 1.25 to 1.00 for the fiscal quarter ending September 30, 2005 and each fiscal quarter thereafter. For purposes of the foregoing, “Fixed Charge Coverage Ratio” shall mean, for each measurement period, the sum of EBITDA, plus real property rent expense and operating lease expense, divided by the sum of the Borrowers’ and the Non-Borrower Subsidiaries’ real property rent expense and operating lease expense, plus cash interest expense, plus cash taxes paid, plus required principal payments on debt, plus capital lease payments. The Fixed Charge Coverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan and shall be calculated on a four (4) quarter rolling basis.

(b) Asset Coverage Ratio. The Borrowers and the Non-Borrower Subsidiaries will maintain on a consolidated basis an Asset Coverage Ratio of not less than 1.00 to 1.00 for each fiscal quarter. For purposes of the foregoing, “Asset Coverage Ratio” shall mean, for each measurement period, the sum of the Borrowers’ gross accounts receivable (billed and unbilled), plus unrestricted cash, divided by the sum of the prior thirty (30) day average outstanding loan balance under the Facilities, plus the face amount of all outstanding Letters of Credit on the “as of” date of the calculation, plus (i) from and after the date hereof until the date which is one (1) year from the date hereof, the greater of: (a) Six Million and No/100 Dollars ($6,000,000.00), and (b) fifty percent (50%) of the outstanding balance of the Term Loan on the “as of” date of the calculation, (ii) from and after the date which is one (1) year from the date hereof until the date which is two (2) years from the date hereof, the greater of (a) Eight Million and No/100 Dollars ($8,000,000.00), and (b) eighty percent (80%) of the outstanding balance of the Term Loan on the “as of” date of the calculation, and (iii) from and after the date which is two (2) years from the date hereof, the greater of (a) Six Million and No/100 Dollars ($6,000,000.00) and (b) one hundred percent (100%) of the outstanding balance of the Term Loan on the “as of” date of the calculation.

(c) Leverage Ratio. The Borrowers and the Non-Borrower Subsidiaries will maintain on a consolidated basis for each quarter ending during the periods specified below, a Leverage Ratio of not more than the following:

Period	Required Leverage Ratio
From the Closing Date through September 30, 2004	Less than or equal to 3.50 to 1.00

From and after October 1, 2004	Less than or equal to 3.00 to 1.00

For purposes of the foregoing, “Leverage Ratio” shall mean, for each measurement period, the ratio of the Borrower’s and the Non-Borrower Subsidiaries Total Debt to EBITDA. The Leverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

(d) Capital Expenditures. The Borrowers and the Non-Borrower Subsidiaries shall not, on an aggregate and consolidated basis, make or incur any capital expenditures (including, but not limited to, expenditures for leasehold improvements and capitalized costs) during any fiscal year in excess of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00); provided, however, that if in any fiscal year the Borrowers’ and the Non-Borrower Subsidiaries capital expenditures are less than Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) (a “Carryover Year”), the capital expenditure limit for the immediately following fiscal year shall be increased by the amount by which Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) exceeds the amount of capital expenditures made by the Borrowers and the Non-Borrower Subsidiaries in the Carryover Year, but in no event shall the amount carried over to any future year exceed Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00).

(e) Continued Profitability. The Borrowers and the Non-Borrower Subsidiaries shall not, on a consolidated basis, sustain or incur negative Consolidated Net Income for any fiscal quarter throughout the term of the Loan; it being understood and agreed that the non-cash charges listed on Schedule B hereto, and any other non-cash charges pre-approved in writing by the Agent, in its sole and absolute discretion, may be added back to operating income for the sole purpose of calculating the Borrowers’ and the Non-Borrower Subsidiaries Consolidated Net Income.

Unless otherwise defined in this Agreement, all financial terms used in this Section 6.15 shall have the meanings attributed to such terms in accordance with GAAP; provided that the aggregate amount of EBITDA attributable to the Non-Borrower Subsidiaries included for purposes of calculating compliance with this Section 6.15 shall at no time account for more than five percent (5%) of the total EBITDA of the Borrowers on a consolidated basis for the applicable period.

6.16. Landlord Waivers; Subordination. The Borrowers (other than the UK Borrowers) shall provide to the Agent, landlord waivers with respect to each location at which any Borrower (other than a UK Borrower) now or hereafter stores, keeps or locates its books and records, as well as for each location where any Borrower’s (other than a UK Borrower’s) assets are now or hereafter located (other than with respect to those locations set forth on Schedule 6.16(a) hereto). Notwithstanding the foregoing, it is understood and agreed that on the Closing Date, the applicable Borrowers shall deliver to the Agent executed landlord waivers relating to its leased properties described on Schedule 6.16(b) hereto. The failure of the applicable Borrowers to obtain any such landlord waiver referenced in Schedule 6.16(b) above, shall not constitute an Event of Default hereunder provided that: (a) the Borrowers shall have diligently exercised commercially reasonable efforts to obtain such landlord waiver(s) or, in the alternative, a landlord access letter in the form and substance attached as Exhibit 9 hereto; and (b) the applicable Borrower has provided to the Agent a copy of all correspondence between it and the landlord relating to the landlord waiver or landlord access letter.

6.17. Substitute Notes. Upon request of the Agent, each Borrower shall execute and deliver to the Agent substitute promissory notes, substantially in the same form and substance as the Notes issued on the Closing Date, payable to the order of such person or entity as may be designated by the Agent; it being understood and agreed, however, that the aggregate maximum principal amount of all promissory notes which are issued and outstanding (excluding the Swing Line Note) shall not exceed the Commitment Amount as of the date such substitute note(s) are issued.

6.18. Interest Rate Contracts. The Borrowers may have in effect, from time to time, interest rate protection agreements (“Interest Rate Contracts”) reasonably satisfactory to the Agent. Any such Interest Rate Contract must be purchased from a Lender, an affiliate of a Lender or any financial institution reasonably acceptable to the Agent. The Borrowers’ obligations under any Interest Rate Contract purchased from a Lender or an affiliate of a Lender shall be secured by the Collateral on a pari passu basis. All other Interest Rate Contracts shall be unsecured in all respects. The Borrowers shall determine to their own satisfaction whether each such Interest Rate Contract is sufficient to meet the Borrowers’ needs for interest rate protection, and neither the Agent nor any Lender shall have any obligation or liability with respect thereto, nor any obligation to propose, quote or enter into any Interest Rate Contract, unless such Interest Rate Contract shall be on terms and conditions satisfactory to the applicable Lender in all respects.

ARTICLE 7

NEGATIVE COVENANTS OF THE BORROWERS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Agent, the Borrowers will not:

7.1. Change of Control; Disposition of Assets; Merger.

(a) permit majority ownership or effective control (including the right to elect a majority of the board of directors) of any Borrower to be sold, assigned or otherwise transferred, legally or equitably, to any person or entity, except to another Borrower; or

(b) suffer or permit the issuance of any capital stock of the Borrowers (other than capital stock of the Parent Company); or

(c) permit any Borrower to sell, assign, loan, deliver, lease, transfer or otherwise dispose of property or assets (including, without limitation, stock, equity or any other type of ownership interests of another Borrower), except for (i) transfers of assets between Borrowers in which the Agent continues to have a perfected first priority security interest in and to all such assets constituting Collateral (after giving effect to such transfer), subject, however, to Permitted Liens; and (ii) asset dispositions to non-Borrowers consummated in the ordinary course of the Borrowers’ business, provided that the fair market value of any and all such asset dispositions does not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate, during any twelve (12) month period; or permit any Borrower to become a party to any document, instrument or agreement (other than this Agreement, the other Loan Documents and the Allied Documents) which prohibits, limits or restricts such Borrower from assigning, pledging, hypothecating or otherwise encumbering any of its assets, including, without limitation, any stock of another Borrower; or

(d) permit any Borrower or any subsidiary or affiliate of any Borrower to merge or consolidate with any business, company or enterprise, or acquire or purchase any business, company or enterprise or acquire or purchase substantially all of the assets of any business, company or enterprise; it being understood and agreed, however, that the Agent’s prior written consent shall not be required for any merger between Borrowers; provided that (i) the Borrowers shall have provided not less than twenty (20) days prior written notice to the Agent and Lenders of the proposed merger, and such notice sets forth all of the material terms of such merger (including, without limitation, the purpose for consummating such merger), (ii) after giving effect to such merger, the Agent shall have a perfected first priority security interest in and to all of the assets of the surviving Borrower constituting Collateral (subject to Permitted Liens), (iii), within ten (10) days of the effective date of such merger, true, correct and complete state-certified copies of the articles of merger, plan of merger and all other documents, instruments and agreements relating thereto shall have been provided by the Borrowers to the Agent and Lenders, and (iv) promptly (but in all events within twenty (20) days) following the Agent’s request, the Borrowers shall have executed, issued and/or delivered to the Agent such documents, instruments and agreements as the Agent or the Lenders may reasonably require in connection with or as a result of such merger.

7.2. Margin Stocks. Use all or any part of the proceeds of any advance made hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

7.3. Change of Operations. Change, in any material respect, the general character of any Borrower’s business as conducted on the Closing Date, or engage in any type of business not directly related to or compatible with such business as presently and normally conducted.

7.4. Judgments; Attachments. Suffer or permit any judgment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) against any Borrower or any attachment against any Borrower’s property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) days, unless enforcement thereof shall be effectively stayed or bonded.

7.5. Further Assignments; Performance and Modification of Contracts; etc. Except as may be expressly permitted by the Loan Documents (i) make any further assignment, pledge or disposition of the Collateral or any part thereof; (ii) permit any set-off or reduction, delay the timing of any payment under, or otherwise modify any Material Contract, if such set-off, reduction, delay or modification (a) would give rise to a Borrowing Base Deficiency, or (b) is reasonably likely to have a Material Adverse Effect; (iii) create, incur or permit to exist any lien or encumbrance on any real property now or hereafter owned by any Borrower; (iv) suffer or permit any amendment or modification to any Borrower’s corporate governance documents, provided, however, that to the extent any such amendment or modification does not in any way adversely affect the Agent and/or the Lenders’ rights and remedies under this Agreement or their security interest in the Collateral, such Borrower shall only be required to provide a copy of such amendment or modification to the Agent with thirty (30) days of the implementation of such amendment or modification; or (v) do or permit to be done anything to impair the Agent’s security interest in any Collateral or the payments due to any Borrower thereunder; it being understood that reasonable and customary compromises and settlements with Account Debtors in the ordinary course of the Borrower’s business and dispositions or transfers permitted by Section 7.1(c)(ii) of this Agreement will not constitute a violation of this covenant.

7.6. Affect Rights of the Agent or Lenders. At any time do or perform any act or permit any act to be performed which could reasonably be expected to materially adversely affect the interests or rights of the Agent or Lenders under any Loan Document.

7.7. Indebtedness; Granting of Security Interests.

(a) suffer or permit any Borrower to incur any Indebtedness in excess of One Million and No/100 Dollars ($1,000,000.00), in the aggregate, per annum, whether direct or indirect, except for:

(i) trade debt and accrued liabilities incurred in the ordinary course of business;

(ii) Indebtedness incurred pursuant to this Agreement;

(iii) Indebtedness incurred pursuant to the Term Loan;

(iv) the Subordinated Debt;

(v) guarantees of Indebtedness of a Borrower otherwise permitted by this Section 7.7.

(vi) Indebtedness arising from advances permitted pursuant to Section 7.8(c) of this Agreement; and

(vii) Indebtedness incurred pursuant to interest rate contracts entered into by the Borrowers in accordance with Section 6.18 of this Agreement.

(b) mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any Borrower (except for Permitted Liens and other liens, security interests or encumbrances expressly permitted herein), nor shall any Borrower guarantee or otherwise become obligated for any indebtedness of others; or

(c) enter into any agreement or understanding with any person or entity pursuant to which any Borrower agrees to be bound by a covenant not to encumber all or any part of the property or assets of such Borrower, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and provisions of this Agreement, it being understood and agreed that the execution and delivery of the Allied Documents on the Closing Date shall not constitute a violation of this covenant.

7.8. Dividends; Loans; Advances; Investments and Similar Events.

(a) declare or pay any dividends in excess of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00), in the aggregate, per annum, on any Borrower’s capital stock of any class; it being understood and agreed that such dividends may be declared and paid only to LLR Equity Partners LP and/or LLR Equity Partners Parallel LLP, and may only be declared and paid if (i) prior to and after giving effect to any such payment no Event of Default shall exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default and (ii) not less than fifteen (15) days prior to the declaration or payment of any such dividend, the Borrowers deliver to the Agent a certificate of the Parent Company duly executed on its behalf by the Parent Company’s Chief Financial Officer or another duly authorized executive officer of the Parent Company certifying that, prior to and after giving effect to any such payment, no Event of Default shall exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default containing detailed calculations of the relevant items used to calculate such compliance with the financial covenants set forth in Section 6.15, in form and substance satisfactory to the Agent. Notwithstanding the foregoing, any Borrower shall be entitled to pay dividends to another Borrower without limit on the dollar amount thereof, provided that (i) no Event of Default shall exist, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default; and (ii) if any such dividends are payable to both a Borrower and a non-Borrower minority shareholder, the aggregate amount of any and all dividends paid or payable to all non-Borrower minority shareholders shall not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) per annum;

(b) Except with respect to the Parent Company alter or amend any Borrower’s capital structure, purchase, redeem or otherwise retire any shares of any Borrower’s capital stock, voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness, or make any distributions in cash or assets to any Borrower’s shareholders or any Borrower’s affiliate;

(c) Except as set forth in Schedule 7.8 hereto, make any loans, salary advances or other payments to (i) any shareholders of any Borrower, unless such shareholder is also a Borrower party to this Agreement in which the Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; (ii) any corporation or other enterprise directly or indirectly owned in whole or in part by any shareholder of any Borrower, unless such corporation or other enterprise is also a Borrower party to this Agreement in which the Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; or (iii) any other person or entity; provided, however, that the Borrowers may pay, make or continue to have outstanding any or all of the following:

(i) normal and customary operating expenses, travel and expense reimbursements to salaried employees and trade credit extended to customers of the Borrowers in the ordinary course of business;

(ii) regularly scheduled salary payments to individuals who are also salaried employees of any Borrower;

(iii) loans and working capital advances to a subsidiary of any Borrower which is not a Borrower hereunder, provided that the aggregate outstanding amount of all such loans and advances does not at any time exceed One Million and No/100 Dollars ($1,000,000.00);

(iv) the loan(s) described on Schedule 7.8 hereto limited to the corresponding amounts set forth on Schedule 7.8; and

(v) Ordinary Course Payments.

7.9. Lease Obligations. Except in the ordinary course of business, enter into any new lease of real or personal property, or modify, amend, restate or renew any lease of real or personal property in effect as of the Closing Date.

7.10. Term Loan and Subordinated Debt. Subject to the terms of the Subordination Agreements, modify or amend, in any respect, any of the terms of the Term Loan or the Subordinated Debt; or modify or amend any of the Allied Documents executed, issued and/or delivered prior to the Closing Date, or make any voluntary prepayments of amounts owing pursuant to the Junior Facilities.

7.11. Transactions with Affiliates. Enter into or otherwise bind any Borrower to any contract, agreement or other understanding with any person or entity directly or indirectly related to, affiliated with or under common control or ownership with such Borrower or any affiliate of such Borrower, except upon fair and reasonable terms which are at least as favorable to such Borrower as would be the case in a comparable, arm’s-length transaction with an unaffiliated and unrelated entity or person.

7.12. Sale and Leaseback Transactions. Directly or indirectly, enter into any arrangement with any person or entity providing for such Borrower to lease or rent property that such Borrower has sold or will sell or otherwise transfer to such person or entity.

7.13. Fiscal Year/Accounting Method. Permit or cause any Borrower to amend its fiscal year or its method of accounting.

7.14. Lockbox Deposits. Permit or cause any and all payments required to be made directly to the Agent, pursuant to Section 11.2 of this Agreement, to be made or directed to any other person or entity, without the prior approval of the Agent.

ARTICLE 8

COLLATERAL ACCOUNTS

Each of Opinion Research Corporation, Macro International Inc. and ORC ProTel, Inc. shall establish a separate collateral account with the Agent (collectively, the “Collateral Accounts”). Each Borrower shall deposit or cause to be deposited into a collateral account designated for such Borrower on Schedule C hereto (or as otherwise designated by the Agent), all checks, drafts, cash and other remittances received by the Borrowers, and shall deposit such items for credit to the applicable Collateral Accounts within one (1) Business Day of the receipt thereof and in precisely the form received. Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart.

The Borrowers hereby covenant and agree that the Collateral Accounts shall secure the Obligations and hereby grants, assigns and transfers to or at the direction of the Agent, for the benefit of the Lenders ratably, a continuing security interest in all of the Borrowers’ right, title and interest in and to the Collateral Accounts, whenever created or established. Subject to the terms of this Agreement or any other Loan Document, the Agent may apply funds in the Collateral Accounts to any of the Obligations, including, without limitation, any principal, interest or other payment(s) not made when due, whether arising under this Loan Agreement and/or any other Loan Document, or any other Obligation of the Borrowers, without notice to the Borrowers, without regard to the origin of the deposits in the account, the beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Agent. The Agent’s right to deduct sums due under the Loan Documents from the Borrowers’ account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Agent shall not have any obligation to make any such deductions or any liability whatsoever for any failure to do so.

ARTICLE 9

DEFAULT AND REMEDIES

9.1. Events of Default. Any one of the following events shall be considered an “Event of Default”:

(a) if any Borrower shall fail to pay any interest owing on any of the Notes or pursuant to any other Obligation within five (5) days of the date when due, or shall fail to pay any principal owing on any of the Notes or pursuant to any other Obligation within three (3) days of the date when due, whether by reason of acceleration or otherwise, or if any Borrower shall fail to pay within five (5) days of demand, any fees or other sums payable pursuant to this Agreement, the Note or any other Loan Document; or

(b) if a Borrowing Base Deficiency shall occur, and the Borrowers fail, within two (2) Business Days of such occurrence, without notice or demand therefor, to make a payment to the Agent in an amount equal to or greater than the Borrowing Base Deficiency; or

(c) if any Borrower shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any judgment against any Borrower in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) which is not, to the reasonable satisfaction of the Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves; or

(d) if any warranty or representation set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any material respect when made or remade; or

(e) if there shall be non-compliance with or a breach of any of the Affirmative Covenants contained in this Agreement (other than financial covenants set forth in Section 6.15 of this Agreement), or, any of the Negative Covenants set forth in Sections 7.7, 7.8 (except with respect to a breach caused by a declaration or payment to LLR Equity Partners LP and/or LLR Equity Partners Parallel LLP) or 7.11 of this Agreement to the extent that they curable, and such non-compliance or breach shall continue unremedied after fifteen (15) days written notice from the Agent, or if any Borrower shall fail to observe or perform any of the Negative Covenants set forth in Section 7.7, 7.8 (except with respect to a breach caused by a declaration or payment to LLR Equity Partners LP and/or LLR Equity Partners Parallel LLP) or 7.11 and, if reasonably capable of cure, the Borrower shall fail to cure the same within fifteen (15) days after further notices from the Agent; or

(f) if there shall be non-compliance with or a breach of any of the Negative Covenants contained in this Agreement (other than with respect to those described in Section 9.1(e) of this Agreement); or

(g) if there shall be non-compliance with or a breach of any of the financial covenants set forth in Section 6.15 of this Agreement; or

(h) if, unless otherwise expressly (and specifically) addressed in this Section 9.1, there shall be non-compliance or a breach of any non-monetary covenants or agreements of any Borrower set forth in the Notes or in any other Loan Document, and such non-compliance or breach shall continue unremedied beyond (i) fifteen (15) days following written notice from the Agent, or (ii) such shorter applicable notice and cure period as may be specified in the applicable Loan Document; or

(i) if (i) without the prior written consent of the Agent, any Borrower shall be liquidated or dissolved or shall discontinue its business in violation of the terms of this Agreement; (ii) a trustee or receiver is appointed for any Borrower or for all or a substantial part of its assets; (iii) any Borrower makes a general assignment for the benefit of creditors; (iv) any Borrower files or is the subject of any insolvency proceeding or petition in bankruptcy, which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) any Borrower shall become insolvent or any Borrower shall at any time fail generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any Borrower; or

(j) if any action is legally taken by a judgment creditor to levy upon, attach or subject to any other enforcement proceeding any Borrower’s property or assets with a value of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more, in the aggregate, including, without limitation, any deposit accounts, which is not fully bonded or stayed to the Agent’s and Lenders’ satisfaction; or

(k) the reorganization of any Borrower, without the prior written consent of the Agent; or

(l) if any obligation of any Borrower for the payment of borrowed money, which involves amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof, whether such obligation is owed to a Lender or any other person or entity; or

(m) if any Borrower is in default under any Material Contract, and the other party thereto commences exercise of its rights and remedies under such Material Contract as a consequence of such default (excluding those defaults pursuant to which the other party thereto has made a monetary claim for less than Five Hundred Thousand and No/100 Dollars ($500,000.00)); or

(n) if (i) any Borrower is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Borrower; or (iii) a notice of termination for default or the actual termination for default of any Material Contract shall have been issued to or received by any Borrower; or (iv) a Government investigation or inquiry relating to any Borrower and involving fraud, deception, dishonesty or willful misconduct shall have been commenced in connection with any Material Contract or any Borrower’s activities; or

(o) if a default shall occur under either of the Junior Facilities or any of the documents executed in connection therewith and such default shall remain uncured beyond any applicable notice and cure period; or

(p) if the Agent or the Required Lenders believe in good faith that there is a material adverse change in the business, assets, properties, condition (financial or otherwise) of the Borrowers, in the aggregate.

9.2. Remedies. Upon the occurrence of any Event of Default, the Agent, acting on behalf of the Lenders, may exercise any or all of the following remedies:

(a) Withhold disbursement of all or any part of the Loan proceeds;

(b) Terminate the Lenders’ obligation to make further disbursements of the Loan proceeds;

(c) Declare all principal, interest and other sums owing on the Obligations to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind;

(d) Without notice, redirect any and all of the Borrowers’ deposits to the Collateral Accounts;

(e) Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to any Lender, any and all money, credits, stocks, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of any Lender in any capacity whatsoever, including, without limitation, any deposits with any Lender or any of its affiliates, to the credit of or for the account of any Borrower. The Agent and Lenders are authorized at any time to charge the Obligations against any Borrower’s account(s), without regard to the origin of deposits to the account or beneficial ownership of the funds. Any and all amounts obtained by the Agent or any Lender pursuant to this subsection (e) shall be shared by all of the Lenders ratably, in accordance with each Lender’s Percentage; it being expressly acknowledged and agreed that each Lender, as well as the Agent, shall be entitled to exercise the rights of set-off provided in this subsection (e) of this Section 9.2;

(f) Exercise all rights, powers and remedies of a secured party under the UCC and/or any other applicable law(s), including, without limitation, the right to (i) require any Borrower to assemble the Collateral (to the extent that it is movable) and make it available to the Agent at a place to be designated by the Agent, and (ii) enter upon any Borrower’s premises, peaceably by the Agent’s own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrower hereby agreeing not to resist or interfere with any such action. The Agent agrees to give the Borrowers written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Borrowers, at least ten (10) days before the time of any such sale or disposition. Each Borrower hereby authorizes and appoints the Agent and its successors and assigns to (x) sell the Collateral, and (y) declare that each Borrower assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral. Any such sale pursuant to (x) or (y) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the State of Maryland or other applicable law; and/or

(g) Proceed to enforce such other and additional rights and remedies as the Agent and/or Lenders may have hereunder and/or under any of the other Loan Documents, or as may be provided by applicable law.

It is expressly understood and agreed that the Lenders and/or the Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and it is further understood and agreed that the Agent may proceed against all or any portion of the Collateral in such order and at such times as the Agent, in its sole discretion, sees fit; and each Borrower hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the State of Maryland and/or any other state, district or territory of the United States. Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Agent, without notice to or demand upon the Borrowers (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower’s account, and any monies expended in so doing shall be chargeable to the

Borrowers with interest, at the highest rate of interest payable under the Notes, plus two percent (2%), and added to the indebtedness secured by the Collateral.

All sums paid or advanced by the Agent in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, reasonable attorneys’ fees and expenses (and fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral. The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Agent, in its discretion, shall deem necessary or desirable to assure or further assure to the Lenders and/or the Agent their respective interests in the Collateral.

ARTICLE 10

THE AGENT; AGENCY

10.1. Appointment. Each Lender hereby affirms its irrevocable appointment of Citizens Bank to act as the Agent for each such Lender pursuant to the provisions of this Agreement and the other Loan Documents, and affirms its irrevocable authorization given to the Agent to take such action, and exercise such powers and perform such duties as are expressly delegated to or required of the Agent by the terms hereof or thereof, or are reasonably incidental thereto, including without limitation, executing documents on behalf of the Lenders, as agent. Citizens Bank affirms its agreement to act as the Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 10.10. Each Lender agrees that the rights and remedies granted to the Agent under this Agreement and the other Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

10.2. General Nature of Agent’s Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) The Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist.

(b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

(c) The Agent is and shall be solely the agent of the Lenders. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other person.

(d) The Agent shall not have any obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Applicable Laws, or any provision of this Agreement or any other Loan Document, or may require the Agent qualify to do business in any jurisdiction where it is not then so qualified.

10.3. Exercise of Powers.

(a) The Agent shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within the Agent’s rights, powers or discretion, as it determines in its sole discretion, except as provided in subsection (b) below, and except as provided in any other Loan Document which expressly requires the direction or consent of (i) the Required Lenders; or (ii) all of the Lenders, in either of which circumstances the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction or consent shall be binding on all of the Lenders.

(b) The Agent shall not in any material respect amend, modify, grant consents or waive any term or provision of this Agreement or any other Loan Document without the consent or approval of the Required Lenders, or declare an Event of Default, provide formal written notice of default to any Borrower or exercise any rights or remedies against any Borrower without the prior consent of the Required Lenders. Each Lender agrees that its decision to consent to or reject any request by the Agent for permission to declare an Event of Default, provide formal notice thereof to any Borrower and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request, but in all events within five (5) Business Days of the receipt of such information; it being understood and agreed that, unless otherwise provided herein, the Agent shall exercise any and all rights and responsibilities on behalf of the Lenders in connection with an Event of Default. Additionally, only with the consent or approval of all of the Lenders, the Agent may (a) extend the final maturity of the Loan or any Note, reduce the interest rate payable on or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loan, or issue Letters of Credit having an expiration date beyond the Revolving Facility Maturity Date (except as otherwise expressly provided in this Agreement) or cause the aggregate outstanding amount of all such Letters of Credit issued to exceed Five Million and No/100 Dollars ($5,000,000.00); (b) change the Percentage of the Commitment Amount of any Lender, (c) release all or a substantial portion of the Collateral, except in accordance with the provisions of any applicable Loan Document, (d) amend the definition of the Required Lenders or expand the definitions of Eligible Billed Government Accounts Receivable, Eligible Billed Commercial Accounts Receivable, Eligible Billed Foreign Accounts Receivable, Eligible Unbilled Government Accounts Receivable, Eligible Unbilled Foreign Accounts Receivable and/or Eligible Unbilled Commercial Accounts Receivable, (e) consent to the assignment or transfer by any Borrower of any of its rights or obligations hereunder, (f) amend, modify or waive any provisions of this Section 10.3, (g) change the manner of application by the Agent of payments made under the Loan Documents, or (h) change the method of calculation used in connection with the computation of interest, commissions or fees. Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

10.4. General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) The Agent, in its capacity as Agent (but not as a Lender), shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

(b) The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of any Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents, or otherwise from time to time, or (v) caring for, protecting, insuring or paying any taxes, charges or assessments with respect to any Collateral.

(c) The Agent shall have no obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of any Borrower, or (iii) except to the extent as may be set forth in Article 9 hereof, the existence of any Event of Default.

(d) The Agent shall have no obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender.

10.5. Administration by the Agent.

(a) The Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any person giving such notice or other communication.

(b) The Agent may consult with legal counsel (including in-house counsel for the Agent), independent public accountants and any other experts selected by the Agent from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

(c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or any Lender, such matter may be established by a certificate of such Borrower or such Lender, as the case may be, and the Agent may conclusively rely upon such certificate.

(d) The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind and nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action; provided that no Lender shall be obligated to indemnify the Agent for any portion of such amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting solely from the gross negligence or willful misconduct of the Agent, as finally determined by a court of competent jurisdiction.

(e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default (other than a default in the payment of regularly scheduled principal or interest), unless the Agent has received from a Lender or a Borrower a written notice referring to this Agreement, describing the Event of Default, and stating that such notice is a “notice of default”. If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

(g) The Agent shall provide three (3) Business Days prior notice to the Lenders of any field audit scheduled to be performed by the Agent pursuant to Section 1.6 of this Agreement. The Lenders shall be entitled to (i) receive copies of field audits performed by the Agent, and (ii) accompany the Agent to any field audit, provided that (a) the Agent may, in its discretion, limit the number of Lenders attending any such field audit and (b) each such Lender receiving copies of or attending any such field audit must execute an agreement acknowledging that the Agent is not making any representations or warranties with respect to any such field audit.

10.6. Lenders Not Relying on the Agent or Other Lenders. Each Lender acknowledges as follows:

(a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it.

(b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents.

(c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

10.7. Indemnification. Each Lender agrees to reimburse and indemnify the Agent and the Agent’s directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender’s Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel for the Agent or such other person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other person as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to indemnify the Agent or such other person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the person seeking indemnity, as finally determined by a court of competent jurisdiction.

10.8. Agent in its Individual Capacity; Agent’s Commitment. With respect to its commitment and the Obligations owing to it, Citizens Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though it was not the Agent. The terms “Lender,” “holders of Notes” and like terms shall include Citizens Bank in its individual capacity. Citizens Bank and its affiliates may, without liability to account for, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with any Borrower and any stockholder, subsidiary or affiliate of any Borrower, as though Citizens Bank was not the Agent hereunder.

10.9. Holders of Notes. The Agent may deem and treat any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until written notice evidencing such transfer shall have been filed with the Agent. Any authority, direction or consent of any person who at the time of giving such authority, direction or consent was a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

10.10. Successor Agent. The Agent may resign at any time by giving ten (10) days prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor Agent (and such appointees acceptance of appointment) as below provided in this Section 10.10. Additionally, the Agent may be removed for cause by all of the Lenders (other than the Agent, if the Agent is then a Lender), if such removal is requested in writing (which wording must specifically identify the “cause” for removal), and ten (10) days’ prior written notice of removal is provided to the Agent and Borrowers (or Lenders, if applicable). Upon any such resignation or removal, the Agent shall, on behalf of the Lenders, immediately appoint, as its successor, another Lender; provided that such Lender is a commercial bank or trust company organized under the laws of the United States of America or any State thereof and has a combined capital and surplus of at least One Billion and No/100 Dollars ($1,000,000,000.00). In such event, the Agent’s resignation or removal shall not be effective until the successor Agent shall have accepted its appointment. Upon the acceptance by a successor Agent of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of the retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall continue to be binding on and inure to its benefit as to any actions taken or omitted by it while it was the Agent under this Agreement. If for any reason, at any time, there is no Agent hereunder, then during such period, the Required Lenders shall have the right to exercise the Agent’s rights and perform its duties hereunder, except that (i) all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and (ii) all payments to be made to the Agent shall be made directly to the Borrowers or the Lender for whose account such payment is made.

10.11. Additional Agents. If the Agent shall from time to time deem it necessary or advisable to engage other agents for its own protection in the performance of its duties hereunder or in the interests of the Lenders, then the Agent and Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other persons approved by the Agent, to act as co-Agent or a separate agent with respect to any part of the Collateral, with such powers as may be provided in such supplemental agreement, and with the power to vest in such bank, trust company or other person (as such co-Agent or separate agent, as the case may be), any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

10.12. Calculations. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Rate, or, if the amount due was not paid by any Borrower, to recover such amount from such Borrower, with interest thereon at the rate provided in the applicable Note.

10.13. Funding by the Agent.

(a) Except as otherwise provided in this Agreement, the Agent alone shall be entitled to make all advances in connection with the Loan and shall receive all payments and other receipts relating to the Loan; it being understood, however, that the Agent has reserved the right not to advance any amounts to the Borrowers which the Agent has not received from the Lenders. The Agent will notify each Lender of the date and amount of any requested advance, and if such notification is received by 1:00 p.m. Washington, D.C. time on any given Business Day, the Lenders shall provide the required funds to the Agent no later than the close of business on such Business Day. Once per week, or within such shorter time frame as may be requested by the Agent, the Agent and each Lender shall pay to each other such amounts (the “Equalization Payments”) as may be necessary to cause each Lender to own its applicable Percentage of the Loan and otherwise implement the terms and provisions of this Agreement; it being understood that each Lender shall be entitled to receive interest on amounts advanced by it only from the date of such Lender’s advance of funds. The obligation of the Agent and each Lender to make Equalization Payments shall not be affected by a bankruptcy filing by any Borrower, the occurrence of any Event of Default or any other act, occurrence or event whatsoever, whether the same occurs, before, on or after the date on which an Equalization Payment is required to be made. All Equalization Payments shall be made by 4:00 p.m. Washington, D.C. time on the date such payment is required, provided that notice of such Equalization payment shall have been given to the party obligated to make such payment by 1:00 p.m. Washington, D.C. time; otherwise such Equalization Payments shall be made on the next Business Day.

(b) Unless the Agent shall have been notified in writing by any Lender no later than the close of business on the Business Day before the Business Day on which an advance requested by the Borrowers is to be made, that such Lender will not make its ratable share of such advance, the Agent may assume that such Lender will make its ratable share of the advance, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent when required, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall arrange for the repayment of such amount to the Agent), together with interest for the Agent’s own account for each day from and including the date of the Agent’s payment, to and including the date of repayment to the Agent (before and after judgment). Interest (a) if paid by such Lender (i) for each day from and including the date of the Agent’s payment to and including the second Business Day thereafter, shall accrue at the Federal Funds Rate for such day, and (ii) for each day thereafter, shall accrue at the rate or rates per annum payable under the Notes; and (b) if paid by the Borrowers, shall accrue at the rate or rates per annum payable under the Notes. All payments to the Agent under this Section shall be made to the Agent at its office set forth in the preamble of this Agreement (or as otherwise directed by the Agent), in dollars, in immediately available funds, without set-off, withholding, counterclaim or other deduction of any nature.

(c) All borrowings under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages (except to the extent advanced (i) as a Swing Line Loan, or (ii) by the Agent on behalf of any Lender as provided in subsection (a) or (b) above). It is understood that no Lender shall be responsible for any other Lender’s failure to meet its obligation to make advances hereunder, and that each Lender shall be obligated to make advances required to be made by it hereunder regardless of the failure of any other Lender to make its advances hereunder.

(d) Each payment and prepayment received by the Agent for the account of the Lenders shall be distributed first to the Swing Line Lender for application to any Swing Line Outstanding Amounts, and then to each Lender entitled to share in such payment, ratably in accordance with each Lender’s Percentage. Notwithstanding the provisions of Section 9.2(e) of this Agreement, any Lender who has failed to fund its Percentage of any advance under the Loan shall not be entitled to share in any such payment(s) until such time as the funding deficiency caused thereby, together with interest thereon (as provided in subsection (b) above), has been paid to the Agent in accordance with the terms and conditions of this Agreement. Payments from the Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Agent by the Lenders from time to time. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full on such date and the Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Agent, each Lender shall repay to the Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent.

(e) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender’s Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lender(s); provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment, to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 10.13(e), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

10.14. Benefit of Article. The provisions of this Article 10 are solely for the benefit of the Agent and Lenders. No Borrower shall have any rights under any of the provisions of this Article 10; it being understood that the provisions of this Article 10 are not in limitation of any right, power, duty, obligation or liability which the Agent would have to or against any Borrower.

ARTICLE 11

CERTAIN ADDITIONAL RIGHTS AND

OBLIGATIONS REGARDING THE COLLATERAL

11.1. Power of Attorney. Each Borrower hereby reaffirms its irrevocable appointment of the Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower), but only after the occurrence of an Event of Default which remains uncured beyond any applicable notice and grace period, to (i) notify account debtors obligated on any of the Receivables to make payments thereon directly to the lockbox referenced in Section 11.2 of this Agreement, and to take control of the cash and non-cash proceeds of any such Receivables;

(ii) compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Agent may deem advisable; (iii) release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower’s interest in all or any part of the Collateral; (iv) remove from any Borrower’s place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral, or without cost or expense to the Agent, make such use of any Borrower’s place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral; (v) repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Account Debtor; (vi) demand, collect receipt for and give renewals, extensions, discharges and releases of all or any part of the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (viii) settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; and (ix) receive and open all mail addressed to any Borrower, and notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address as the Agent may designate; it being understood that the rights granted to the Agent in this clause (ix), shall not in any way limit or impair the other rights provided to the Agent and/or Lenders in this Agreement or any other Loan Document, including, without limitation, their rights with respect to the Collateral Accounts and the below-referenced lockbox. Furthermore, each Borrower hereby reaffirms its irrevocable appointment of the Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) and regardless of whether an Event of Default has occurred or any act, event or condition which with notice or the lapse of time, or both, would constitute an Event of Default has occurred, to (a) file financing statements and continuation statements covering the Collateral and execute the same on behalf of any Borrower; (b) charge against any banking account of any Borrower any item of payment credited to any Borrower’s account which is dishonored by the drawee or maker thereof; and/or (iii) endorse the name of any Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any Account Debtor.

11.2. Lockbox. Each Borrower hereby authorizes the Agent to receive and collect any amount or amounts due or to become due on account of any Receivables and, at its discretion, to apply the same to the repayment of the Notes, and each Borrower agrees that, as of the date hereof, it has established and shall continually maintain on terms and conditions satisfactory to the Agent in all respects, one or more lockboxes (and, if required by the Agent, one or more blocked accounts) for the collection of Receivables. Except as otherwise may be approved by the Agent in writing, any checks or other remittances received by any Borrower in payment of the Receivables shall be held in trust by each Borrower for the Agent and Lenders. Each Borrower shall, within thirty (30) days from the date hereof (or within such longer period as may be reasonably required by any Borrower), direct all of its customers (other than certain customers as may be approved by the Agent) to make payments directly to the Agent, and/or include on all of its invoices, a direction to its customer to make all payments directly to the Agent, at:

11.3. Other Agreements. Except as may otherwise be expressly permitted by the terms of this Agreement, and without limiting any other restrictions or provisions of this Agreement, each Borrower will (i) on demand, subject to any requirements imposed by any Government agency, make available in form reasonably acceptable to the Agent, shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, and each Borrower’s copy of any written contract or order from which a sale or lease of inventory, an account, contract right or chattel paper arose; and (ii) when requested, advise the Agent when an Account Debtor returns or refuses to retain any goods, the sale or lease of which gave rise to an account, contract right or chattel paper, and of any delay in delivery or performance, or claims made in regard to any sale or lease of inventory, account, contract right or chattel paper. Upon reasonable notice, all such records will be available for examination by authorized agents of the Agent.

It is expressly understood and agreed, however, that the Agent shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts which may have been assigned to it or to which it or the Lenders may be entitled hereunder at any time or times.

ARTICLE 12

MISCELLANEOUS

12.1. Remedies Cumulative. Each right, power and remedy of the Agent or Lenders provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Agent of any or all such other rights, powers or remedies.

12.2. Waiver. Time is of the essence of this Agreement. No failure or delay by the Agent to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Agent from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, neither the Lenders nor the Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

12.3. Notices. Notices to any party shall be in writing and shall be delivered personally, by certified mail return receipt requested, by nationally-recognized overnight delivery service or by facsimile addressed to the parties at the addresses set forth below or otherwise designated in writing:

If to the Borrowers:	Opinion Research Corporation
600 College Road East, 4th Floor
Princeton, NJ 08540
	Attention:	Mr. Kevin Croke
	Fax:	(609) 419-1901

with a copy to	Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
	Attention:	David Gitlin, Esq.
	Fax:	(215) 977-2334

If to the Lenders:	Citizens Bank of Pennsylvania
8521 Leesburg Pike
Suite 405
Vienna, Virginia 22182
	Attention:	Ms. Criss M. Kennedy
	Fax:	(703) 610-6070
and
First Horizon Bank
1650 Tysons Blvd., Suite 1150
McLean, Virginia 22102
	Attention:	Mr. Gill Waller
	Fax:	(703) 734-1834

If to the Agent:	Citizens Bank
8521 Leesburg Pike
Suite 405
Vienna, Virginia 22182
	Attention:	Ms. Criss M. Kennedy
	Fax:	(703) 610-6070

with a copy of all notices to any Lender or the Agent to:	Dickstein Shapiro Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20037
	Attention:	Howard S. Jatlow, Esq.
	Fax:	(202) 887-0689

Any communication hereunder will be deemed given and effective (i) when actually received, in the case of hand delivery (ii) the next Business Day in the case of an overnight delivery service, (iii) three (3) Business Days after mailing in the case of certified mail return receipt requested, or (iv) when completely sent and received, as evidenced by a transmission report from sender’s facsimile machine, in the case of facsimile transmission.

12.4. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan and shall continue in full force and effect for so long as any Borrower shall be indebted hereunder or under any Note, and thereafter until the Agent shall have actually received written notice of the termination hereof from the Borrowers, all Letters of Credit shall have been cancelled or expired and all Obligations incurred or contracted before receipt of such notice shall have been fully paid.

12.5. Relationship of the Parties. This Agreement provides for the extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Agent and Lenders of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Agent and Lenders to protect the Lenders’ interests in assuring repayment of the Obligations. Nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or Agent to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or Agent to control any Borrower or to conduct any Borrower’s operations, as creating any fiduciary obligation on the part of any Lender or the Agent to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

12.6. Waiver of Jury Trial. Each Borrower hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by each Borrower, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. The Agent is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each Borrower’s herein contained waiver of the right to jury trial. Further, each Borrower hereby certifies that no representative or agent of the Agent or any Lender (including the Agent’s counsel) has represented, expressly or otherwise, to the undersigned that the Agent or Lenders will not seek to enforce this provision waiving the right to a trial by jury.

12.7. Submission to Jurisdiction; Service of Process; Venue. Any judicial proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the State of Maryland, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement. Each Borrower irrevocably designates and appoints Macro International Inc., attention: Frank Quirk, whose address is 11785 Beltsville Drive, Calverton, MD 20705, as its agent to receive on its behalf service of all process in any such proceeding in any court in the State of Maryland, such service being hereby acknowledged by each Borrower to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrower at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. Each Borrower shall at all times maintain an agent for service of process pursuant to this provision. If any Borrower fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction.

12.8. Changes in Capital Requirements. If, after the date hereof, any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Agent or any Lender, or person controlling the Agent or any Lender, and the Agent determines (in its sole but reasonable discretion) that the rate of return on its, any Lender’s or such controlling person’s capital as a consequence of its commitments or the loans made by the Agent or such Lender is reduced to a level below that which the Agent, such Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Agent to the Borrowers, the Borrowers shall, within thirty (30) days of receipt of such notice, pay directly to the Agent, for its own account or for the account of such Lender (as the case may be), additional amounts sufficient to compensate the Agent, such Lender or such controlling person for such reduction in rate of return. A statement of the Agent as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Agent may use any method of averaging and attribution that it (in its sole but reasonable discretion) shall deem applicable.

12.9. Captions. The paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

12.10. Modification and Waiver. Neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

12.11. Transferability.

(a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement.

(b) No Lender shall assign its interests under this Agreement to any person or entity, without the prior written consent of the Agent, and, so long as no Event of Default has occurred, the Parent Company; provided, however, that the Parent Company’s consent shall not be required for any sale, transfer or assignment resulting from an institutional merger or acquisition of or by a Lender. Subject to obtaining such consent, any Lender may assign its interest, in the ordinary course of its commercial banking business, at any time, provided that (a) the purchaser of any such interest is a commercial bank (a “Participating Lender”) or Eligible Assignee, in either case whose total assets exceed Five Hundred Million and No/100 Dollars ($500,000,000.00); (b) at least thirty (30) days’ prior written notice of such sale or assignment, which notice must identify the Participating Lender and/or Eligible Assignee, shall have been issued by such transferring Lender to the Agent and the Borrowers; (c) the dollar equivalent of the Percentage of the transferring Lender being assigned equals or exceeds Five Million and No/100 Dollars ($5,000,000.00); (d) the Agent shall have received a duly executed Assignment and Acceptance Agreement, in the form attached as Exhibit 8 hereto; and (e) if the proposed assignee of the transferring Lender is not an affiliate of the transferring Lender, an assignment fee in the amount of Three Thousand Five Hundred and No/100 Dollars $3,500.00 shall have been paid to the Agent to reimburse the Agent for costs and expenses incurred in connection with the assignment. There shall be no restriction on any Lender selling participations in such Lender’s interests in the Loan.

12.12. Governing Law; Binding Effect. This Agreement shall be governed by the laws of the State of Maryland and be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.13. Gender; Number. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

12.14. Joint and Several Liability. Each Borrower shall be jointly and severally liable for the payment and performance of all obligations and liabilities hereunder.

12.15. Materiality. Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Agent.

12.16. Reliance on the Agent. Each Borrower shall be entitled to assume that any and all consents, approvals or notices issued or granted by the Agent pursuant to the terms and provisions of this Agreement were, to the extent necessary, authorized by the Required Lenders or all of the Lenders, as applicable.

12.17. Taxes. All payments by the Borrowers of principal of and interest on the Loans, and all other amounts payable hereunder, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Agent’s and/or any

Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

(c) pay to the Agent, for its own account or for the account of such Lender (as the case may be), such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent, for its own account or for the account of such Lender (as the case may be), will equal the full amount the Agent or such Lender (as applicable) would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or any Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Agent or such Lender (as the case may be) after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Agent or such Lender (as the case may be) would have received had not such Taxes been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

12.18. The Patriot Act. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

12.19. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

BORROWERS:

OPINION RESEARCH CORPORATION, a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	EVP – Corporate Finance

ORC INC., a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	President

MACRO INTERNATIONAL INC., a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Asst. Secretary

ORC PROTEL, INC., a Delaware corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Secretary

SOCIAL AND HEALTH SERVICES, LTD., a Maryland corporation

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Secretary

ORC HOLDINGS, LTD., an English company

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Authorized Signatory

O.R.C. INTERNATIONAL LTD, an English company

By:	/s/ KEVIN P. CROKE
Name:	Kevin P. Croke
Title:	Authorized Signatory

LENDER(S):

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

By:	/s/ CRISS M. KENNEDY
Name:	Criss M. Kennedy
Title:	VP

FIRST HORIZON BANK, a division of First Tennessee Bank National Association

By:	/s/ GILL WALLER
Name:	Gill Waller
Title:	SVP

AGENT:

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

By:	/s/ CRISS M. KENNEDY
Name:	Criss M. Kennedy
Title:	VP